Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

July 19, 2012

by and among

WESBANCO, INC.,

WESBANCO BANK, INC.,

FIDELITY BANCORP, INC.

and

FIDELITY SAVINGS BANK

TABLE OF CONTENTS
Page

ARTICLE ONE -- THE MERGER

1.01. Merger; Surviving Corporation
1.02. Bank Merger; Surviving Bank Corporation
1.03. Effective Time
1.04. Effects of the Merger
1.05. Effects of the Bank Merger
1.06. Tax Consequences

ARTICLE TWO -- CONVERSION OF SHARES AND OPTIONS; SURRENDER OF CERTIFICATES
2.01. Conversion of Seller Shares
2.02. Seller Stock Options, Seller Restricted Stock and Seller Warrant
2.03. Exchange and Payment Procedures
2.04. Limited Dissenters’ Rights
2.05. Anti-Dilution Provisions
2.06. Conversion of Seller Sub Capital Stock

ARTICLE THREE -- REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER SUB
3.01. Representations and Warranties of Seller and Seller Sub

ARTICLE FOUR -- REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER SUB
4.01. Representations and Warranties of Buyer and Buyer Sub

ARTICLE FIVE -- FURTHER COVENANTS OF SELLER

5.01. Operation of Business
5.02. Notification
5.03. No Solicitation
5.04. Delivery of Information
5.05. Takeover Laws
5.06. No Control
5.07. Exchange Listing
5.08. Section 16 Votes
5.09. Disposition of Certain Loans
5.10. Dividend Reinvestment
5.11. ESOP and 401(k) Matters
2 2 2 2 3 3 4 4 4 5 7 11 12 12 12 12 37 37 56 56 62 63 65 65 65 65 66 66 66 66

i

ARTICLE SIX -- FURTHER COVENANTS OF BUYER

6.01. Access to Information
6.02. Opportunity of Employment; Employee Benefits
6.03. Exchange Listing
6.04. Notification
6.05. Takeover Laws
6.06. Officers’ and Directors’ Indemnification and Insurance
6.07. Appointment of Seller Director to Board of Directors; Advisory Board
6.08. Operation of Business
6.09. Buyer Forbearances
6.10. Seller Shares and Series B Preferred Stock
6.11. Retentionof Management Employees

ARTICLE SEVEN -- FURTHER OBLIGATIONS OF THE PARTIES

7.01. Confidentiality
7.02. Necessary Further Action
7.03. Cooperative Action
7.04. Satisfaction of Conditions
7.05. Press Releases
7.06. Registration Statements; Proxy Statement; Shareholders’ Meeting
7.07. Regulatory Applications
7.08. Coordination of Dividends
7.09. Preferred Stock and Warrant Held By U.S. Treasury
7.10. Supplemental Indenture

ARTICLE EIGHT -- CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES

8.01. Conditions to the Obligations of Buyer and Buyer Sub
8.02. Conditions to the Obligations of Seller and Seller Sub
8.03. Mutual Conditions

ARTICLE NINE -- CLOSING

9.01. Closing
9.02. Closing Transactions Required of Buyer
9.03. Closing Transactions Required of Seller

ARTICLE TEN -- NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

10.01. Non-Survival of Representations, Warranties and Covenants

ARTICLE ELEVEN -- TERMINATION

11.01. Termination
67 67 67 69 69 70 70 72 72 72 73 73 73 73 73 74 74 74 74 76 77 77 78 78 78 79 80 81 81 81 82 83 83 83 83

11.02. Effect of Termination

ARTICLE TWELVE -- MISCELLANEOUS

12.01. Notices
12.02. Counterparts
12.03. Entire Agreement; No Third-Party Rights
12.04. Successors and Assigns
12.05. Captions
12.06. Governing Law
12.07. Payment of Fees and Expenses
12.08. Amendment
12.09. Waiver
12.10. Disclosure Schedules
12.11. Waiver of Jury Trial
12.12. Severability
12.13. Specific Performance
87 88 88 89 89 89 90 90 90 90 90 90 91 91 91

GLOSSARY OF DEFINED TERMS

The following terms, when used in this Agreement, have the meanings ascribed to them in the corresponding Sections of this Agreement listed below:

“401(k) Plan”	-- Section 5.11(b)
“Acquisition Proposal”	-- Section 5.03(a)
“Acquisition Transaction”	-- Section 5.03(a)
“Age Discrimination in Employment Act”	-- Section 3.01(t)(ii)
“Agreement”	-- Preamble
“Average Closing Price”	-- Section 11.01(d)(iv)(2)
“Bank Merger”	-- Preamble
“Bank Secrecy Act”	-- Section 3.01(gg)
“BHC Act”	-- Section 3.01(a)(i)
“Buyer”	-- Preamble
“Buyer Balance Sheet Date”	-- Section 4.01(g)
“Buyer Compensation and Benefit Plans”	-- Section 4.01(t)(i)
“Buyer Consultants”	-- Section 4.01(t)(i)
“Buyer Contracts”	-- Section 4.01(c)(i)
“Buyer Directors”	-- Section 4.01(t)(i)
“Buyer Disclosure Schedule”	-- Preamble
“Buyer Employees”	-- Section 4.01(t)(i)
“Buyer ERISA Affiliate”	-- Section 4.01(t)(iii)
“Buyer ERISA Affiliate Plan”	-- Section 4.01(t)(iii)
“Buyer Filed SEC Documents”	-- Section 4.01(l)
“Buyer Financial Statements”	-- Section 4.01(g)
“Buyer Loans”	-- Section 4.01(o)(ii)
“Buyer Officers”	-- Section 4.01(t)(i)
“Buyer Pension Plan”	-- Section 4.01(t)(ii)
“Buyer Ratio”	-- Section 11.01(d)(2)
“Buyer SEC Documents”	-- Section 4.01(f)(i)
“Buyer Shares” and “Buyer Share”	-- Preamble
“Buyer Stock Option Plans”	-- Section 4.01(c)(i)
“Buyer Sub”	-- Preamble
“Buyer Subsidiary” or “Buyer Subsidiaries”	-- Section 4.01(l)
“Buyer Subsidiary Real Estate Collateral”	-- Section 4.01(w)
“Buyer Top-up Notice”	-- Section 11.01(d)(iv)(2)
“Buyer's Financial Advisor”	-- Section 4.01(i)
“Classified Buyer Loans”	-- Section 4.01(o)(ii)
“Classified Loans”	-- Section 3.01(k)(ii)
“Closing”	-- Section 9.01
“Closing Date”	-- Section 9.01
“Code”	-- Preamble
“Common Stock Merger Consideration”	-- Section 2.01(a)
“Compensation and Benefit Plans”	-- Section 3.01(t)(i)
“Constituent Corporations”	-- Preamble
“Continuing Employees”	-- Section 6.02(a)

“Converted Seller Restricted Stock”	-- Section 2.02(b)
“Costs”	-- Section 6.06(a)
“CRA”	-- Section 3.01(u)(i)
“Defined Benefit Pension Plan”	-- Section 6.02(a)
“Department”	-- Section 1.03
“Dissenting Seller Preferred Stock”	-- Section 2.04
“DOL”	-- Section 3.01(t)(iii)
“DPC Shares”	-- Section 2.01(b)
“DRIP”	-- Section 3.01(b)(i)
“Effective Time”	-- Section 1.03
“Employee Stock Ownership Plan”	-- Section 6.02(a)
“Environmental Law”	-- Section 3.01(y)
“ERISA”	-- Section 3.01(t)(i)
“ESOP”	-- Section 5.11(a)
“Exchange Act”	-- Section 2.03(k)
“Exchange Agent”	-- Section 2.03(a)
“Exchange Fund”	-- Section 2.03(b)
“Exchange Ratio”	-- Section 2.01(a)
“Fair Credit Reporting Act”	-- Section 3.01(ff)
“FDIC”	-- Section 3.01(l)
“Federal Reserve”	-- Section 3.01(k)(ii)
“FHLB”	-- Section 3.01(l)
“GAAP”	-- Section 3.01(f)
“Governmental Authority”	-- Section 3.01(q)
“Gramm-Leach-Bliley Act”	-- Section 3.01(ff)
“Hazardous Substances”	-- Section 3.01(y)
“HSR Act”	-- Section 3.01(w)
“IIPI”	-- Section 3.01(ff)
“Indemnified Party”	-- Section 6.06(a)
“Index Price”	-- Section 11.01(d)(iv)(2)
“Index Ratio”	-- Section 11.01(d)(2)
“Information”	-- Section 7.01
“Insider Transactions”	-- Section 3.01(k)(ii)
“Insurance Amount”	-- Section 6.06(c)
“IRS”	-- Section 3.01(m)
“Junior Subordinated Debt”	-- Section 4.01(c)(i)
“K&L”	-- Section 8.01(c)
“Loans”	-- Section 3.01(k)(i)
“Loan Assets”	-- Section 3.01(j)
“Loan Documentation”	-- Section 3.01(j)
“material”	-- Section 3.01(a)(iv)
“material adverse effect” or “material adverse change”	-- Section 3.01(a)(iv)
“Merger”	-- Preamble
“Merger Consideration”	-- Section 2.01(c)
“Nasdaq”	-- Section 3.01(w)
“Nasdaq GM”	-- Section 3.01(p)

v

“NDA”	-- Section 12.03
“Notice of Superior Proposal”	-- Section 5.03(e)
“PA DOB”	-- Section 3.01(a)(ii)
“Patriot Act”	-- Section 3.01(gg)
“PBCL”	-- Section 1.01
“PBGC”	-- Section 3.01(t)(iii)
“PCBs”	-- Section 3.01(y)
“Per Share Consideration”	-- Section 11.01(d)(iv)(2)
“Preferred Stock Merger Consideration”	-- Section 2.01(c)
“Proxy Statement/Prospectus”	-- Section 7.06(a)
“Registration Statement”	-- Section 7.06(a)
“Regulatory Authorities”	-- Section 3.01(p)
“Required Seller Vote”	-- Section 3.01(ii)
“Representatives”	-- Section 7.01
“Rights Plan”	-- Section 3.01(b)(ii)
“Sarbanes-Oxley Act”	-- Section 3.01(u)(iv)
“SEC”	-- Section 3.01(c)
“Securities Act”	-- Section 3.01(g)(i)
“Seller”	-- Preamble
“Seller Appointee”	-- Section 6.07(a)
“Seller Balance Sheet Date”	-- Section 3.01(f)
“Seller Board”	-- Section 5.03(b)
“Seller Board Recommendation”	-- Section 7.06(f)
“Seller Certificate”	-- Section 2.03(c)
“Seller Consultants”	-- Section 3.01(t)(i)
“Seller Contracts”	-- Section 3.01(x)
“Seller’s Counsel”	-- Section 8.02(c)
“Seller Directors”	-- Section 3.01(t)(i)
“Seller Disclosure Schedule”	-- Preamble
“Seller Employees”	-- Section 3.01(t)(i)
“Seller ERISA Affiliate”	-- Section 3.01(t)(iii)
“Seller ERISA Affiliate Plan”	-- Section 3.01(t)(iii)
“Seller Filed SEC Documents”	-- Section 3.01(h)
“Seller’s Financial Advisors”	-- Section 3.01(r)
“Seller Financial Statements”	-- Section 3.01(f)
“Seller Meeting”	-- Section 7.06(e)
“Seller Officers”	-- Section 3.01(t)(i)
“Seller Pension Plan”	-- Section 3.01(t)(ii)
“Seller Preferred Stock”	-- Section 3.01(b)(i)
“Seller Real Properties”	-- Section 3.01(n)
“Seller Representatives”	-- Section 5.03(a)
“Seller Restricted Stock”	-- Section 3.01(b)(i)
“Seller SEC Documents”	-- Section 3.01(g)(i)
“Seller Shares” and “Seller Share”	-- Preamble
“Seller Stock Award”	-- Section 2.02(b)
“Seller Stock Options”	-- Section 2.02(a)
“Seller Stock Option and Benefit Plans”	-- Section 2.02(a)

“Seller Sub”	-- Preamble
“Seller Subsidiary” and “Seller Subsidiaries”	-- Section 3.01(a)(ii)
“Seller Subsequent Determination”	-- Section 5.03(e)
“Seller Subsidiary Real Estate Collateral”	-- Section 3.01(y)
“Seller Walkaway Right”	-- Section 11.01(d)(iv)
“Seller Warrant”	-- Section 2.02(c)
“Series B Preferred Stock”	-- Section 2.01(c)
“Starting Date”	-- Section 11.01(d)(iv)(2)
“Starting Price”	-- Section 11.01(d)(iv)(2)
“Subsidiary”	-- Section 3.01(c)
“Superior Proposal”	-- Section 5.03(e)
“Surviving Bank Corporation”	-- Section 1.02
“Surviving Corporation”	-- Section 1.01
“Takeover Laws”	-- Section 3.01(z)
“Tax” or “Taxes”	-- Section 3.01(m)
“Tax Returns”	-- Section 3.01(m)
“Termination Fee”	-- Section 11.02(b)
“Treasury Department”	-- Section 2.02(c)
“Trust Account Shares”	-- Section 2.01(b)
“Updated Buyer Disclosure Schedule”	-- Section 6.04
“Updated Seller Disclosure Schedule”	-- Section 5.02
“Voting Agreement”	-- Preamble
“Voting Agreement Shareholders”	-- Preamble
“Seller’s Counsel”	-- Section 8.02(c)
“Walkaway Determination Date”	-- Section 11.01(d)(iv)(2)
“Warrant Purchase”	-- Section 7.09
“WBC Series B Preferred Stock	-- Section 2.01(c)
“West Virginia Secretary of State”	-- Section 1.03
“WVBCA”	-- Section 1.01

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 19, 2012, is made and entered into by and among WesBanco, Inc., a West Virginia corporation (“Buyer”), WesBanco Bank, Inc., a West Virginia banking corporation and a wholly-owned subsidiary of Buyer (“Buyer Sub”), Fidelity Bancorp, Inc., a Pennsylvania corporation (“Seller”), and Fidelity Savings Bank, a Pennsylvania state-chartered stock savings bank and a wholly-owned subsidiary of Seller (“Seller Sub”). Buyer and Seller are sometimes hereinafter collectively referred to as the “Constituent Corporations.”

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Seller, Seller Sub, Buyer and Buyer Sub have each determined that it is in the best interests of their respective corporations and shareholders for Buyer to acquire Seller pursuant to a merger of Seller with and into Buyer (the “Merger”) and, immediately after the Merger, a merger of Seller Sub with and into Buyer Sub (the “Bank Merger”), upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Boards of Directors of Seller, Seller Sub, Buyer and Buyer Sub have each approved this Agreement and the consummation of the transactions contemplated hereby; and

WHEREAS, as a result of the Merger, in accordance with the terms of this Agreement, Seller will cease to have a separate corporate existence and the shareholders of Seller will receive from Buyer in exchange for each share of common stock, $0.01 par value, of Seller (individually “Seller Share” and collectively “Seller Shares”), (a) $4.50 in cash, and (b) 0.8275 shares of common stock, $2.0833 par value per share, of Buyer (individually, a “Buyer Share” and collectively, the “Buyer Shares”), as may be adjusted as provided herein, and any outstanding shares of Seller Preferred Stock as of the Effective Time will be converted into shares of preferred stock of the Buyer all as determined in accordance with the terms of this Agreement; and

WHEREAS, as a condition to the willingness of Buyer to enter into this Agreement, the directors and executive officers of Seller listed on Exhibit A hereto (the “Voting Agreement Shareholders”) have each entered into a Voting Agreement, dated as of the date hereof, with Buyer (each a “Voting Agreement”), pursuant to which each Voting Agreement Shareholder has agreed, among other things, to vote such Voting Agreement Shareholder’s Seller Shares in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Voting Agreement; and

WHEREAS, for Federal income tax purposes, it is intended that the Merger and the Bank Merger contemplated by this Agreement each qualify as a “reorganization” under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of the Code and the Treasury Regulations promulgated thereunder; and

WHEREAS, Seller has previously provided to Buyer a schedule disclosing additional information about Seller (the “Seller Disclosure Schedule”), and Buyer has previously provided to Seller a schedule disclosing additional information about Buyer (the “Buyer Disclosure Schedule”); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and the Bank Merger and also to prescribe certain conditions to the Merger and the Bank Merger.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE ONE

THE MERGER

1.01.           Merger; Surviving Corporation

Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.03), Seller shall merge with and into Buyer in accordance with the West Virginia Business Corporation Act (the “WVBCA”) and the Pennsylvania Business Corporation Law (the “PBCL”).  Buyer shall be the continuing and surviving corporation in the Merger, shall continue to exist under the laws of the State of West Virginia and shall be the only one of the Constituent Corporations to continue its separate corporate existence after the Effective Time.  As used in this Agreement, the term “Surviving Corporation” refers to Buyer at and after the Effective Time.  As a result of the Merger, the outstanding shares of capital stock and the treasury shares of the Constituent Corporations shall be converted in the manner provided in Article Two.

1.02.           Bank Merger; Surviving Bank Corporation

Upon the terms and subject to the conditions of this Agreement, immediately after the Effective Time (as defined in Section 1.03), Seller Sub shall merge with and into Buyer Sub in accordance with the WVBCA, the state banking code of West Virginia, the PBCL and the Pennsylvania Banking Code of 1965.  Buyer Sub shall be the continuing and surviving bank corporation in the Bank Merger, shall continue to exist under the laws of the State of West Virginia and shall continue its separate corporate existence after the Effective Time.  As used in this Agreement, the term “Surviving Bank Corporation” refers to Buyer Sub at and after the Effective Time.  As a result of the Bank Merger, the outstanding shares of capital stock of Seller Sub shall be converted in the manner provided in Section 2.06.

1.03.           Effective Time

The Merger and the Bank Merger shall become effective at the time set forth in the respective articles of merger for both the Merger and the Bank Merger that shall be filed with the Secretary of State of the State of West Virginia (the “West Virginia Secretary of State”) and the articles of merger that shall be filed with the Department of State of the Commonwealth of Pennsylvania (the “Department”) on or before the Closing Date; provided, however, that the

Bank Merger shall not become effective until after the Merger has become effective. The date and time at which the Merger shall become effective is referred to in this Agreement as the “Effective Time.”

1.04.           Effects of the Merger

At the Effective Time:

(a)	the articles of incorporation of Buyer as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation;

(b)	the bylaws of Buyer as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation;

(c)
subject to Section 6.07(a), the directors of Buyer immediately prior to the Effective Time shall become the directors of the Surviving Corporation, each of whom shall serve in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation;

(d)
the officers of Buyer immediately prior to the Effective Time shall become the officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation;

(e)	each Buyer Share that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger;

(f)	the Merger shall have the effects prescribed in Section 31D-11-1107 of the WVBCA and Section 1929 of the PBCL; and

(g)	the location of the principal office of the Surviving Corporation shall be One Bank Plaza, Wheeling, WV 26003.

1.05.           Effects of the Bank Merger

Immediately following the Effective Time of the Bank Merger:

(a)	the articles of incorporation of Buyer Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Bank Corporation;

(b)	the bylaws of Buyer Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Bank Corporation; and

(c)	the Bank Merger shall have the effects prescribed in Section 31D-11-1107 of the WVBCA and Section 1929 of the PBCL and Section 1609 of the Pennsylvania Banking Code of 1965.

1.06.           Tax Consequences

It is intended that the Merger and the Bank Merger shall each constitute a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” for purposes of the Code and the Treasury Regulations promulgated thereunder.

ARTICLE TWO

CONVERSION OF SHARES AND OPTIONS; SURRENDER OF CERTIFICATES

2.01.           Conversion of Seller Shares

At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Buyer Sub, Seller, Seller Sub or the holder of any of the following securities:

(a)
Subject to the other provisions of this Article Two and the potential additional payment or adjustment as provided in Section 11.01(d)(iv), each Seller Share issued and outstanding immediately prior to the Effective Time (other than (i) Seller Shares held directly or indirectly by Buyer or Seller or any of their respective Subsidiaries (as defined below) (except for Trust Account Shares and DPC Shares, as such terms are defined in Section 2.01(b) hereof), and (ii) shares of Seller Restricted Stock (as defined in Section 3.01(b))) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the right to receive, subject to the provisions set forth in this Agreement, (i) 0.8275 (the “Exchange Ratio”) Buyer Shares  and (ii) $4.50 in cash, without interest.  The number of Buyer Shares issued, together with the amount of cash to be paid, pursuant to this Section 2.01 is referred to herein as the “Common Stock Merger Consideration”.

(b)
At the Effective Time, all Seller Shares that are owned directly or indirectly by Buyer or Seller or any of their respective Subsidiaries (other than Seller Shares (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary or agency capacity for the benefit of third parties (any such shares, and shares of Buyer Common Stock which are similarly held, whether held directly or indirectly by Buyer or Seller, as the case may be, being referred to herein as “Trust Account Shares”) or (y) held by Buyer or Seller or any of their respective Subsidiaries, directly or indirectly, in respect of a debt previously contracted (any such Seller Shares, and Buyer Shares which are similarly held, being referred to herein as “DPC Shares”)) shall be cancelled and shall cease to exist and no Buyer Shares, cash or other consideration shall be delivered in exchange therefor.  At the Effective

Time, all Buyer Shares that are owned by Seller or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Buyer without any consideration therefor.

(c)
In the event each issued and outstanding share of the Fixed Rate Cumulative Perpetual Preferred Stock, Series B, par value $0.01 per share, stated liquidation amount $1,000 per share, of Seller  (the “Series B Preferred Stock”) is not purchased or redeemed prior to or contemporaneous with the Effective Time, then each share of the Series B Preferred Stock issued and outstanding immediately prior to the Effective Time shall as of the Effective Time automatically be converted into and shall thereafter represent the right to receive, subject to the other provisions of this Article 2, one share (the “Preferred Stock Merger Consideration” and, together with the Common Stock Merger Consideration, the “Merger Consideration”) of the WBC Preferred Stock to be designated, prior to the Closing Date, as Fixed Rate Cumulative Perpetual Preferred Stock, Series B, stated liquidation amount $1,000 per share (the “WBC Series B Preferred Stock”), and otherwise having rights, preferences, privileges and voting powers such that the rights, preferences, privileges and voting powers of the Series B Preferred Stock are not adversely affected by such conversion and having rights, preferences and privileges and voting powers, and limitations and restrictions that, taken as a whole, are not materially less favorable than the rights, preferences, privileges and voting powers, and limitations and restrictions of the Series B Preferred Stock immediately prior to such conversion, taken as a whole.

2.02.           Seller Stock Options, Seller Restricted Stock and Seller Warrant

(a)
Seller shall take all requisite action so that, at the Effective Time, each option to acquire Seller Shares (each, a “Seller Stock Option”) granted under Seller’s stock compensation and stock based incentive plans (the “Seller Stock Option and Benefit Plans”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Buyer, Buyer Sub, Seller, Seller Sub, the holder of such Seller Stock Option or any other person or entity, cancelled and converted into the right to receive from Seller at the Effective Time an amount in cash, without interest, equal to the product of (x) the aggregate number of Seller Shares subject to such Seller Stock Option, multiplied by (y) the excess, if any, of $22.50 over the per share exercise price under such Seller Stock Option, less any Taxes required to be deducted or withheld in accordance with Section 2.03(i).

(b)
Seller shall take all requisite action so that, at the Effective Time, each share of Seller Restricted Stock, other restricted stock award, deferred stock award, stock appreciation right and other right, contingent or accrued, to acquire or receive Seller Shares or benefits measured by the value of such shares, and each award of any kind consisting of Seller Shares that may be held, awarded, outstanding, payable or reserved for issuance under any Compensation and Benefits Plans, other than Seller Stock Options (each, a “Seller Stock Award”) immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Buyer, Buyer Sub, Seller, Seller Sub, the holder of such Seller Stock Award or any other person or entity, cancelled and converted into the right to receive from Seller at the Effective Time, an amount in cash, without interest, equal to the product of (x) the aggregate number of Seller Shares in respect of such Seller Stock Award, multiplied by (y) $22.50, less any Taxes required to be deducted or withheld in accordance with Section 2.03(i).  Notwithstanding the previous sentence, if any shares of Series B Preferred Stock are held by the Treasury Department at the Effective Time, then the shares of Seller Restricted Stock set forth in Section 2.02(b) of the Seller Disclosure Schedule (the “Converted Seller Restricted Stock”) shall not become entitled to receive the consideration set forth in the preceding sentence.  Instead, at the Effective Time, each share of Converted Seller Restricted Stock shall be converted into the right to acquire the number of Buyer Shares, determined by multiplying the number of shares of Converted Seller Restricted Stock immediately prior to the Effective Time by the sum of (i) the Exchange Ratio and (ii) the quotient determined by dividing $4.50 by the average of the closing sale prices of Buyer Shares as reported on the Nasdaq for each of the ten consecutive trading days ending with the date of this Agreement (rounded down, if necessary, to a whole Buyer Share).  Except as specifically provided in this Section 2.02(b), following the Effective Time, each such share of Converted Seller Restricted Stock shall otherwise be subject to the same terms and conditions as were applicable to the Seller Restricted Stock under the applicable Seller Compensation and Benefit Plans and related Seller award agreements immediately prior to the Effective Time; provided, however, that after the Effective Time, no Converted Seller Restricted Stock shall vest and become unrestricted Buyer Shares at any time during which any shares of WBC Series B Preferred Stock are held by the Treasury Department.

(c)
The right of the U.S. Department of the Treasury (the “Treasury Department”) to receive Seller Shares upon exercise of that certain Warrant (the “Seller Warrant”) issued on December 12, 2008 to the Treasury Department in connection with the issuance of Seller’s Series B Preferred Stock, to the extent the Warrant Purchase is not consummated at or prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of any person, be converted automatically into the right of the Treasury Department to exercise the Seller Warrant to acquire:

(i) that number of Buyer Shares equal to the product of (x) the number of Seller Shares that were purchasable pursuant to the Seller Warrant immediately prior to the Effective Time and (y) the Exchange Ratio, rounded to the nearest one-hundredth (1/100th) of a share; and

(ii) an aggregate amount in cash equal to the amount obtained by multiplying (x) $4.50 by (y) the number of Seller Shares that were purchasable pursuant to the Seller Warrant immediately prior to the Effective Time, rounded to the nearest one-tenth (1/10th) of a cent;

and Buyer shall otherwise assume the rights and obligations of Seller under the Warrant subject to and in accordance with the provisions of the Warrant; provided, however, that after the Effective Time, the provisions of the Warrant shall be appropriately adjusted in accordance with the foregoing and Section 13(E) of the Warrant.  If the Warrant Purchase is consummated at or prior to the Effective Time, the Seller Warrant shall be cancelled and shall cease to exist as of the Effective Time.

(d)
At or prior to the Effective Time, Seller, the Seller Board (as defined in Section 5.03(b)) and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions (including obtaining any Seller or Seller Sub employee consents) that may be necessary to effectuate the provisions of paragraphs (a), (b) and (c) of this Section 2.02.

2.03.           Exchange and Payment Procedures

(a)
Exchange Agent.  Buyer shall designate Computershare Investor Services, LLC or such other entity as shall reasonably be selected by Buyer and reasonably acceptable to Seller to act as agent (the “Exchange Agent”) for purposes of conducting the exchange and payment procedures as described in this Section 2.03.  Seller shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(b)
Deposit with Exchange Agent; Exchange Fund.   Immediately prior to the the Effective Time, Buyer shall provide to the Exchange Agent the aggregate number of Buyer Shares and an amount in cash representing the Merger Consideration, together with cash to be paid in lieu of fractional shares pursuant to Section 2.03(f) hereto, all of which shall be held by the Exchange Agent in trust for the holders of Seller Shares (collectively, the “Exchange Fund”).  The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Buyer Shares held by it from time to time hereunder, except that it shall receive and hold for the benefit of the recipients of the Buyer Shares until distributed thereto pursuant to the provisions of this Agreement any dividends or other distributions paid or distributed with respect to such Buyer Shares for the account of the persons entitled thereto.  The Exchange Fund shall not be used for any purpose other than as set forth in this paragraph.  The Exchange Agent shall invest cash in the Exchange Fund, as directed by Buyer, on a daily basis; provided, however, that all such investments shall be in (1) obligations of, or guaranteed by, the United States of America, (2) commercial paper obligations receiving the highest rating from either Moody’s Investors Services, Inc. or Standard and Poor’s Corporation, or (3) certificates of deposit of commercial banks (not including any Subsidiary (as defined in Section 3.01(c)) or affiliate of Buyer) with capital exceeding $1.0 billion.  All interest and other income resulting from such investments shall be paid to Buyer.

(c)
Surrender of Seller Certificates.  As promptly as practicable after the Effective Time, Buyer shall send or cause to be sent to each former holder of record of Seller Shares transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing the Seller Shares shall pass only upon proper delivery of such certificates to the Exchange Agent). Each holder of an outstanding certificate or certificates which prior to the Effective Time represented Seller Shares (“Seller Certificate”), who surrenders such Seller Certificate to the Exchange Agent shall, upon acceptance thereof by the Exchange Agent, be entitled to receive (a) the Common Stock Merger Consideration, (b) any cash in lieu of fractional shares into which the Seller Shares represented by the Seller Certificate have been converted, (c)  any other dividend or distribution with a record date after the Effective Time theretofore paid with respect to Buyer Shares issuable in the Merger, and (d) subject to compliance with Section 7.08, any dividend or distribution with respect to Seller’s Shares with a record date prior to the Effective Time, in each case without interest.  The Exchange Agent shall accept such Seller Certificate upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices and shall as promptly as practicable, but in no event later than 3 business days after receipt of the Seller Certificate, issue the certificates representing Buyer Shares and/or cash in accordance with this Agreement.  Each Seller Certificate that is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (a) the Common Stock Merger Consideration, (b) any cash in lieu of fractional shares into which the Seller Shares represented by the Seller Certificate have been converted, (c)  any other dividend or distribution with a record date after the Effective Time theretofore paid with respect to Buyer Shares issuable in the Merger, and (d) subject to compliance with Section 7.08, any dividend or distribution with respect to Seller’s Shares with a record date prior to the Effective Time, in each case without interest. No dividends or other distributions with a record date after the Effective Time with respect to

Buyer Shares shall be paid to the holder of any unsurrendered Seller Certificate until the holder thereof shall surrender such Seller Certificate in accordance with this Section 2.03(c). After the surrender of a Seller Certificate in accordance with this Section 2.03(c), the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to Buyer Shares represented by such Seller Certificates.  After the Effective Time, there shall be no further transfer on the records of Seller of a Seller Certificate representing Seller Shares and, if any such Seller Certificate is presented to Seller for transfer, it shall be canceled against delivery of the Common Stock Merger Consideration as provided in Article Two.

(d)
Lost, Stolen or Destroyed Certificates.  If there shall be delivered to the Exchange Agent by any person who is unable to produce any Seller Certificate for Seller Shares for surrender to the Exchange Agent in accordance with this Section 2.03:

(i)	evidence to the reasonable satisfaction of the Surviving Corporation that such Seller Certificate has been lost, wrongfully taken, or destroyed;

(ii)	such security or indemnity as reasonably may be requested by the Surviving Corporation to save it harmless (which may include the requirement to obtain a third party bond or surety); and

(iii)
evidence, to the reasonable satisfaction of the Surviving Corporation, that such person was the owner of the Seller Shares theretofore represented by each such Seller Certificate claimed by him to be lost, wrongfully taken or destroyed and that he is the person who would be entitled to present such Seller Certificate for exchange pursuant to this Agreement;

then the Exchange Agent, in the absence of actual notice to it that any Seller Shares theretofore represented by any such Seller Certificate have been acquired by a bona fide purchaser, shall deliver to such person (a) the Common Stock Merger Consideration, (b) any cash in lieu of fractional shares into which the Seller Shares represented by the Seller Certificate have been converted, (c) any other dividend or distribution with a record date after the Effective Time theretofore paid with respect to Buyer Shares issuable in the Merger, and (d) subject to compliance with Section 7.08, any dividend or distribution with respect to Seller’s Shares with a record date prior to the Effective Time,  in each case without interest, that such person would have been entitled to receive upon surrender of each such lost, wrongfully taken or destroyed Seller Certificate.

(e)	No Further Ownership Rights in Seller Shares. All cash and Buyer Shares issued upon conversion of Seller Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Seller Shares; subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Seller (but only in compliance with the terms of this Agreement) on such Seller Shares prior to the Effective Time and which remain unpaid at the Effective Time, subject to compliance with Section 7.08.

(f)	No Fractional Buyer Shares.

(i)
No certificates or scrip representing fractional Buyer Shares shall be issued upon the surrender for exchange of Seller Certificates evidencing Seller Shares, and such fractional Buyer Share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Surviving Corporation.

(ii)
Each holder of Seller Shares who would otherwise be entitled to receive a fractional Buyer Share shall instead receive from the Exchange Agent an amount of cash, without interest, equal to the product obtained by multiplying (a) the fractional Buyer Share interest to which such holder (after taking into account all Seller Shares held at the Effective Time by such holder) would otherwise be entitled by (b) $18.00.

(g)
Termination of Exchange Fund.  Any portion of the Exchange Fund delivered to the Exchange Agent by Buyer pursuant to Section 2.03(b) which remains undistributed to the shareholders of Seller for 12 months after the Effective Time may be delivered to the Surviving Corporation, upon Buyer’s demand, and any shareholders of Seller who have not theretofore complied with this Article Two shall thereafter look only to the Surviving Corporation for payment of the Common Stock Merger Consideration, any cash in lieu of fractional Buyer Share interest and any dividends or distributions with respect to Buyer Shares issuable in the Merger, in each case without interest.

(h)
No Liability.  None of Buyer, Seller, the Exchange Agent or the Surviving Corporation shall be liable to any former holder of Seller Shares for any payment of the Common Stock Merger Consideration, any cash in lieu of fractional Buyer Share interest or any dividends or distributions with respect to Buyer Shares issuable in the Merger delivered to a public official as and if required by any applicable abandoned property, escheat or similar law.

(i)
Withholding Rights.  Buyer or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Seller Certificates such amounts as Buyer or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any other provision of domestic or foreign (whether national, federal, state, provincial, local or otherwise) tax law.  To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Buyer or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Seller Certificates in respect of which such deduction and withholding was made by Buyer, the Surviving Corporation or the Exchange Agent.

(j)
Waiver. The Surviving Corporation may from time to time, in the case of one or more persons, waive one or more of the rights provided to it in this Article Two to withhold certain payments, deliveries and distributions; and no such waiver shall constitute a waiver of its rights thereafter to withhold any such payment, delivery or distribution in the case of any person.

(k)
Section 16 Exemption.  Prior to the Effective Time, Buyer and Seller shall take all such steps as may be required to cause any acquisitions of Buyer equity securities (including derivative securities with respect to any Buyer equity securities) and dispositions of Seller equity securities (including derivative securities with respect to any Seller equity securities) resulting from the transactions contemplated by this Agreement by each individual who is anticipated to be subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) with respect to Buyer, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

2.04.           Limited Dissenters’ Rights

Anything contained in this Agreement or elsewhere to the contrary notwithstanding, except for shares of Series B Preferred Stock to the extent provided in this Section 2.04, no outstanding Seller Shares or other shares of the Seller’s capital stock shall have any dissenters’ rights of appraisal under the PBCL.  In the event each issued and outstanding share of Series B Preferred Stock is not purchased or redeemed prior to or contemporaneous with the Effective Time, if any holder of an outstanding share of Series B Preferred Stock who is entitled to demand and properly demands appraisal for their Series B Preferred Stock in accordance with Subchapter D of the PBCL (“Dissenting Seller Preferred Stock”), then such shares of Dissenting Seller Preferred Stock shall not be converted into the right to receive the Preferred Stock Merger Consideration, and instead:

(a)	Each such share of Dissenting Seller Preferred Stock shall nevertheless be deemed to be extinguished at the Effective Time as provided elsewhere in this Agreement; and

(b)
Each holder perfecting such dissenters’ rights shall thereafter have only such rights (and shall have such obligations) as are provided in Subchapter D of the PBCL, and the Surviving Corporation shall not be required to deliver the Preferred Stock Merger Consideration to such person in substitution for each such share of Dissenting Seller Preferred Stock in accordance with this Agreement; provided, however, that if any such person shall have failed to perfect or shall withdraw or lose such holder’s rights under the PBCL, each such holder’s Dissenting Seller Preferred Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Preferred Stock Merger Consideration, without any interest thereon.

No holder of Dissenting Seller Preferred Stock shall be entitled to submit a letter of transmittal, and any letter of transmittal submitted by a holder of Dissenting Seller Preferred Stock shall be invalid, unless and until the demand for “fair value” made in respect of such Dissenting Seller Preferred Stock shall have been or is deemed to have been withdrawn.

2.05.           Anti-Dilution Provisions

Except as disclosed in Section 2.05 of the Buyer Disclosure Schedule, in the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding Buyer Shares are increased, decreased, changed into or exchanged for a different number or kind of shares or securities (or Buyer establishes a record date for effecting any such change to the outstanding Buyer Shares) as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar changes in Buyer’s capitalization, appropriate and proportionate adjustment shall be made to the Merger Consideration.  Nothing contained herein shall be deemed to permit any action which may be proscribed by this Agreement.

2.06.           Conversion of Seller Sub Capital Stock

Immediately after the Effective Time, each issued and outstanding share, and each share held in the treasury, of capital stock of Seller Sub shall, by virtue of the Bank Merger and without any action on the part of Buyer, Buyer Sub, Seller, Seller Sub or the holder thereof, be canceled without any conversion or issuance of any shares of capital stock of Buyer or Buyer Sub with respect thereto.  No shares of Buyer or Buyer Sub shall be issued or exchanged and no consideration shall be given for shares of Seller Sub, and each then-issued and outstanding share, and each share then held in the treasury, of capital stock of Buyer Sub shall, by virtue of the Bank Merger and without any action on the part of Buyer, Buyer Sub, Seller, Seller Sub or the holder thereof, continue as one share of capital stock of the Surviving Bank Corporation having the same designations, preferences, limitations, and rights as such share of capital stock of Buyer Sub immediately prior to the Bank Merger.

ARTICLE THREE

REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER SUB

3.01.           Representations and Warranties of Seller and Seller Sub

Except as set forth on the Seller Disclosure Schedule (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates, provided that any fact, item, contract, agreement, document or instrument listed or described, and any information disclosed, in any Section or Subsection thereof shall be deemed listed, described, and disclosed in all other applicable Sections and Subsections even though not expressly set forth in such other Section(s) or subsections(s)), Seller and Seller Sub hereby jointly and severally represent and warrant to Buyer and Buyer Sub as follows:

(a)	Corporate Status.

(i)
Seller is a Pennsylvania corporation and a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”).  Seller is duly organized, validly existing and subsisting under the laws of the Commonwealth of Pennsylvania, has the requisite corporate power and authority to own its property, to carry on its business as presently conducted, but is not qualified to do business in any other jurisdiction or required to be qualified to do business in any other jurisdiction except where the failure to be so qualified would not have a material adverse effect on Seller.  Seller has made available to Buyer true and complete copies of the Articles of Incorporation and Bylaws of Seller, in each case as amended to the date of this Agreement.

(ii)
Seller Sub, FB Capital Statutory Trust III and FBIC, Inc. (each, a “Seller Subsidiary” and collectively, the “Seller Subsidiaries”) are the only Subsidiaries (as that term is defined in Section 3.01(c)) of Seller.  Seller Sub is a Pennsylvania state-chartered stock savings bank and is regulated by the Pennsylvania Department of Banking (“PA DOB”).  The deposit accounts of Seller Sub are insured by the FDIC (as defined in Section 3.01(l)) to the fullest extent permitted by applicable law, and all premiums and assessments due the FDIC in connection therewith have been appropriately accrued and paid by Seller Sub.  Seller Sub is duly organized and validly existing and subsisting under the laws of the Commonwealth of Pennsylvania and has the requisite power and authority, corporate or otherwise, to own its property and to carry on its business as presently conducted, but is not qualified to do business in any other jurisdiction or required to be qualified to do business in any other jurisdiction except where the failure to be so qualified would not have a material adverse effect on Seller.  Seller has made available to Buyer true and complete copies of the governing instruments of Seller Sub, in each case as amended to the date of this Agreement.

(iii)
Each of the Seller Subsidiaries other than Seller Sub has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification necessary, other than where the failure to be so organized, existing, qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Seller.

(iv)
As used in this Agreement, (A) any reference to any event, change or effect being “material” with respect to any entity means an event, change or effect which is material in relation to the financial condition, properties, assets, liabilities, businesses or results of operations of such entity and its Subsidiaries taken as a whole and (B) the terms “material adverse effect”  or “material adverse change” means, with respect to an entity, a material adverse effect on the financial condition, properties, assets, liabilities, businesses or results of operations of such entity and its Subsidiaries taken as a whole or on the ability of such entity to perform its obligations under this Agreement or consummate the Merger or the Bank Merger and the other material transactions contemplated by this Agreement other than, in any case, any state of facts, change, development, event, effect, condition or occurrence (i) resulting from changes in the United States economy or the United States securities markets in general; (ii) resulting from changes in the industries in which Seller or Buyer, as the case may be, operates and not specifically relating to Seller or Buyer, as the case may be; (iii) resulting from any litigation or loss of current or prospective customers, employees or revenues arising from the execution of this Agreement; (iv) resulting from any transaction costs of the Merger generally; (v) resulting from payments made in the nature of severance payments or payments made pursuant to the change in control provisions of employment agreements or change in control or severance plans of Seller or any Seller Subsidiary or payments made pursuant to Section 6.02(b) or losses, charges or expenses resulting from loan sales contemplated by Section 5.09, or (vi) resulting from the redemption or repurchase of the Series B Preferred Stock or Seller Warrant; provided, however, that in no event shall a decrease in the trading price of Seller Shares or Buyer Shares, absent any other event, change or effect which has had or would reasonably be expected to have a material adverse effect,  be considered a material adverse effect or material adverse change.  Any reference to “knowledge” or “actual knowledge” of a party means, the actual knowledge of the executive officers or directors of the party.

(b)	Capitalization of Seller.

(i)	The authorized capital of Seller consists solely of (A) 10,000,000 Seller Shares, of which 3,068,008 Seller Shares were issued and outstanding as of March 31, 2012, and (B) 5,000,000 shares of preferred stock, par value $0.01 per share (“Seller Preferred Stock”), of which 7,000 shares were issued and outstanding as of March 31, 2012 and 100,000 shares were reserved for issuance pursuant to the Rights Plan (as defined in Section 3.01(b)(ii)).  As of March 31, 2012, 610,513 Seller Shares were held in its treasury.  121,387 shares were reserved for issuance pursuant to the Seller Warrant and 130,074 Seller Shares were reserved for issuance pursuant to Seller’s Dividend Reinvestment Plan (the “DRIP”).  All outstanding Seller Shares have been duly authorized and are validly issued, fully paid and non-assessable, and were not issued in violation of the preemptive rights of any person.  All issued Seller Shares have been issued in compliance in all material respects with all applicable federal and state securities laws.  As of March 31, 2012, 232,936 Seller Shares were reserved for issuance upon the exercise of outstanding Seller Stock Options.  Seller has furnished to Buyer a true, complete and correct copy of the Seller Stock Option and Benefit Plans, and a list of all participants in the Seller Stock Option and Benefit Plans as of the date hereof is set forth in Section 3.01(b)(i) of the Seller Disclosure Schedule, which list identifies the number of Seller Shares subject to Seller Stock Options held by each such participant, the exercise price or prices of such Seller Stock Options and the dates each of the Seller Stock Options was granted, becomes exercisable and expires.  As of March 31, 2012, 5,647 shares of restricted stock were issued and outstanding pursuant to all Seller Compensation and Benefits Plans (“Seller Restricted Stock”).  Section 3.01(b)(i) of the Seller Disclosure Schedule also sets forth the name of each holder of Seller Restricted Stock, the vesting dates and number of shares held by such holder.

(ii)
As of the date hereof, except for this Agreement, the Seller Stock Options, the Seller Warrant, the Seller Restricted Stock, the Seller Preferred Stock and the Rights Agreement, dated as of March 31, 2003 by and between Seller and Registrar and Transfer Company, as amended by Amendment No. 1 to Rights Agreement, dated March 16, 2005 (as amended, the “Rights Plan”), there are no options, warrants, calls, rights, commitments or agreements of any character to which Seller is a party or by which it is bound obligating Seller to issue, deliver or sell, or cause to be issued, delivered or sold, any additional Seller Shares or obligating Seller to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.  As of the date of this Agreement, there are no outstanding contractual obligations of Seller to repurchase, redeem or otherwise acquire any Seller Shares except for such obligations arising under the Seller Stock Option and Benefit Plans.

(iii)
Except as disclosed in Section 3.01(b)(iii) of the Seller Disclosure Schedule or as contemplated by the terms of this Agreement, since March 31, 2012, Seller has not (A) issued or permitted to be issued any Seller Shares, or securities exercisable for or convertible into Seller Shares, other than upon exercise of the Seller Stock Options granted prior to the date hereof under the Seller Stock Option and Benefit Plans; (B) repurchased, redeemed or otherwise acquired, directly or indirectly, through any Seller Subsidiary or otherwise, any Seller Shares; or (C) declared, set aside, made or paid to the shareholders of Seller dividends or other distributions on the outstanding Seller Shares.

(iv)
Except as set forth in Section 3.01(b)(iv) of the Seller Disclosure Schedule, no bonds, debentures, notes or other indebtedness of Seller having the right to vote on any matters on which Seller’s shareholders may vote are issued or outstanding.

(c)
Subsidiaries.  Seller owns of record and beneficially all of the issued and outstanding equity securities of the Seller Subsidiaries.  There are no options, warrants, calls, rights, commitments or agreements of any character to which Seller or any Seller Subsidiary is a party or by which any of them is bound obligating any Seller Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional equity securities of such Seller Subsidiary (other than to Seller) or obligating Seller or such Seller Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.  There are no contracts, commitments, understandings or arrangements relating to Seller’s rights to vote or to dispose of the equity securities of any Seller Subsidiary, and all of the equity securities of each Seller Subsidiary held by Seller are fully paid and non-assessable and are owned by Seller free and clear of any charge, mortgage, pledge, security interest, hypothecation, restriction, claim, option, lien, encumbrance or interest of any persons whatsoever.  Except as set forth in Section 3.01(c) of the Seller Disclosure Schedule, Seller does not own beneficially, directly or indirectly, any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind, other than the Seller Subsidiaries.

For purposes of this Agreement, “Subsidiary” has the meaning ascribed to it in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”).

(d)
Corporate Authority.  All corporate actions of Seller and Seller Sub necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, in each case by Seller and Seller Sub, have been duly and validly taken, except for the adoption of this Agreement by the Required Seller Vote (as defined in Section 3.01(ii)) and subject, in the case of the consummation of the Merger and the Bank Merger, to the filing and recordation of articles of merger as required by the PBCL and the WVBCA and the issuance of a Certificate of Merger by the PA DOB.  The Seller Board has, by unanimous vote of the directors, duly adopted resolutions (i) approving this Agreement, the Merger, the Bank Merger and the other transactions contemplated hereby, (ii) declaring that it is in the best interests of Seller’s shareholders that Seller enter into this Agreement and consummate the Merger and the Bank Merger on the terms and subject to the conditions set forth in this Agreement, (iii) directing that this Agreement be submitted to a vote at a meeting of Seller’s shareholders to be held as promptly as practicable and (iv) recommending that Seller’s shareholders adopt this Agreement.  The Board of Directors of Seller Sub has, by unanimous vote of the directors, duly adopted resolutions (i) approving this Agreement, the Merger, the Bank Merger and the other transactions contemplated hereby and (ii) declaring that it is in the best interests of Seller Sub’s sole shareholder that Seller Sub enter into this Agreement and consummate the Bank Merger on the terms and subject to the conditions set forth in this Agreement

(e)
Authorized and Effective Agreement.  This Agreement has been duly executed and delivered by Seller and Seller Sub, and assuming the due authorization, execution and delivery by Buyer and Buyer Sub, constitutes a valid and binding obligation of Seller and Seller Sub, enforceable against Seller and Seller Sub in accordance with its terms, except as such enforceability may be limited by laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. §1818(b), the appointment of a conservator, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing.  Each of Seller and Seller Sub has the right, power, authority and capacity to execute and deliver this Agreement and, subject to obtaining the Required Seller Vote, the obtaining of appropriate approvals by Regulatory Authorities and Governmental Authorities and the expiration of applicable regulatory waiting periods, to perform its obligations under this Agreement.

(f)
Financial Statements of Seller.  Seller has furnished to Buyer consolidated financial statements of Seller consisting of the consolidated balance sheets as of September 30 for each of the fiscal years 2010 and 2011 and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the two years ended September 30, 2011 (the “Seller Balance Sheet Date”), including accompanying notes and the report thereon of S.R. Snodgrass, A.C., dated December 15, 2011, as included in Seller’s Annual Report on Form 10-K for the year ended September 30, 2011, and the unaudited consolidated balance sheets as of March 31, 2012 and the related consolidated statements of income, shareholders’ equity and cash flows for the three and six months then ended, as reported in Seller’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012 (all of such consolidated financial statements are collectively referred to herein as the “Seller Financial Statements”).  The Seller Financial Statements comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Seller and the Seller Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(g)	SEC Filings; Sarbanes-Oxley.

(i)
Seller and the Seller Subsidiaries have filed all reports, registration statements, proxy statements and information statements required to be filed by Seller or any of the Seller Subsidiaries subsequent to December 31, 2008 under the Securities Act of 1933, as amended (the “Securities Act”), or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act with the SEC (together with all information incorporated therein by reference, the “Seller SEC Documents”), except for any reports, registration statements, proxy statements or information statements the failure to file which would not have a material adverse effect upon Seller.  All such filings, at the time of filing (or if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), complied in all material respects as to form and included all exhibits required to be filed under the applicable rules of the SEC applicable to such Seller SEC Documents.  None of such documents, as subsequently supplemented or amended prior to the date hereof, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii)
The records, systems, controls, data and information of Seller and the Seller Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Seller or the Seller Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on Seller. Seller (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information relating to Seller, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Seller by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Seller’s outside auditors and the audit committee of the Seller Board (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Seller’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Seller’s internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act). These disclosures were made in writing by management to Seller’s auditors and audit committee and a copy has previously been made available to Buyer. As of the date hereof, there is no reason to believe that Seller’s chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(iii)
Since December 31, 2008, (i) through the date hereof, neither Seller nor any of the Seller Subsidiaries has received or otherwise had or obtained actual knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Seller or any of the Seller Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Seller or any of the Seller Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Seller or any of the Seller Subsidiaries, whether or not employed by Seller or any of the Seller Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Seller or any of its officers, directors, employees or agents to the Seller Board or any committee thereof or to any director or officer of Seller.

(iv)	The independent registered public accounting firm engaged to express its opinion with respect to the financial statements included in the Seller SEC Documents is, and has been throughout the periods covered thereby “independent” within the meaning of Rule 2-01 of Regulation S-X.  S.R. Snodgrass, A.C. has not resigned or been dismissed as an independent public accountant of Seller as a result of or in connection with any disagreement with Seller on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(v)
Since the date of Seller’s last definitive proxy statement for its annual meeting of its shareholders and except as disclosed in Section 3.01(g) of the Seller Disclosure Schedule, no event has occurred that would be required to be reported by the Seller pursuant to Item 404 of Regulation S-K promulgated by the SEC.

(h)
Absence of Undisclosed Liabilities.  Except as set forth in the Seller SEC Documents filed and publicly available prior to the date of this Agreement (the “Seller Filed SEC Documents”) (including the financial statements included therein) or in Section 3.01(h) of the Seller Disclosure Schedule and except as arising hereunder, Seller and the Seller Subsidiaries have no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) at March 31, 2012, other than liabilities and obligations that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Seller.  Except as set forth in the Seller Filed SEC Documents, resulting from execution of this Agreement, or otherwise disclosed in Section 3.01(h) of the Seller Disclosure Schedule, all debts, liabilities, guarantees and obligations of Seller and the Seller Subsidiaries incurred since the Seller Balance Sheet Date have been incurred in the ordinary course of business and are usual and normal in amount, both individually and in the aggregate.

(i)
Absence of Changes.  Except (i) as set forth in the Seller Filed SEC Documents, (ii) as set forth in Section 3.01(i) of the Seller Disclosure Schedule, or (iii) in the ordinary course of business consistent with past practice, since the Seller Balance Sheet Date, there has not been any material adverse change in the business, operations, assets or financial condition of Seller and the Seller Subsidiaries taken as a whole, and, to the actual knowledge of Seller, no fact or condition exists which Seller believes will cause such a material adverse change in the future.

(j)
Loan Documentation.  The documentation (“Loan Documentation”) governing or relating to the material loan and credit-related assets (“Loan Assets”) included in the loan portfolio of the Seller Subsidiaries is legally sufficient for the purposes intended thereby and creates enforceable rights of the Seller Subsidiaries in accordance in all material respects with the terms of such Loan Documentation, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing, except for such insufficiencies as would not have a material adverse effect on Seller.  Except as set forth in Section 3.01(j) of the Seller Disclosure Schedule, no debtor under any of the Loan Documentation has asserted as of the date hereof any claim or defense with respect to the subject matter thereof, which claim or defense, if determined adversely to Seller, would have a material adverse effect on Seller.  All loans and extensions of credit that have been made by the Seller Subsidiaries comply in all material respects with applicable regulatory limitations and procedures.

(k)	Loans; Nonperforming and Classified Assets.

(i)
To Seller’s knowledge, each loan agreement, note or borrowing arrangement, including, without limitation, portions of outstanding lines of credit, loan commitments and loan guaranties (collectively, “Loans”), on Seller’s or any Seller Subsidiary’s books and records, was made and has been serviced in accordance with Seller’s lending standards in the ordinary course of business; is evidenced by appropriate and sufficient documentation; to the extent secured, has been secured by valid liens and security interests which have been perfected; and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors’ rights generally, and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law). Seller has previously made available to Buyer complete and correct copies of its and the Seller Subsidiaries’ lending policies. The deposit and loan agreements of Seller and each Seller Subsidiary comply in all material respects with all applicable laws, rules and regulations. The allowance for loan losses reflected in the Seller SEC Documents and financial statements filed therewith, as of their respective dates, is adequate under GAAP and all regulatory requirements applicable to Seller or Seller Sub.

(ii)
Section 3.01(k) of the Seller Disclosure Schedule discloses as of June 30, 2012: (A) any Loan under the terms of which the obligor is sixty (60) or more days delinquent in payment of principal or interest, or to the actual knowledge of Seller, in default of any other provision thereof; (B) each Loan which has been classified as “other loans specially maintained,” “classified,” “criticized,” “substandard,” “doubtful,” “credit risk assets,” “watch list assets,” “loss” or “special mention” (or words of similar import) by Seller, the Seller Subsidiaries or a Governmental Authority (the “Classified Loans”); (C) a listing of the real estate owned, acquired by foreclosure or by deed in-lieu thereof, including the book value thereof; and (D) each Loan with any director, executive officer or five percent (5%) or greater shareholder of Seller, or to the actual knowledge of Seller, any person controlling, controlled by or under common control with any of the foregoing. All Loans which are classified as “Insider Transactions” by Regulation O of the Board of Governors of the Federal Reserve System (“Federal Reserve”) have been made by Seller or any of the Seller Subsidiaries in an arms-length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectibility or present other unfavorable features.

(iii)
Seller shall promptly after the end of each quarter after the date hereof and upon Closing (as defined in Section 9.01) inform Buyer of the amount of Loans subject to each type of classification of the Classified Loans.

(l)
Reports and Records.  Seller and the Seller Subsidiaries have filed all reports and maintained all records required to be filed or maintained by them under the rules and regulations of the Federal Reserve, the PA DOB, the Federal Deposit Insurance Corporation (the “FDIC”) and the Federal Home Loan Bank of Pittsburgh (the “FHLB”), except for such reports and records the failure to file or maintain would not have a material adverse effect on Seller.  All such documents and reports complied in all material respects with applicable requirements of law and rules and regulations in effect at the time such documents and reports were filed and contained in all material respects the information required to be stated therein, except for such documents and records the failure to comply with such laws, rules and regulations or contain such information would not have a material adverse effect on Seller.  None of such documents or reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, other than such reports and documents which the failure to file in such fashion would not have a material adverse effect on Seller.  There is no material unresolved violation, criticism or exception by any Governmental Authority or Regulatory Authority with respect to any report or letter relating to any examinations of Seller or any of the Seller Subsidiaries.

(m)
Taxes.  Except as set forth in Section 3.01(m) of the Seller Disclosure Schedule, Seller and the Seller Subsidiaries have timely filed (including all applicable extensions) all material returns, statements, reports and forms (including elections, declarations, disclosures, schedules, estimates and information returns) (collectively, the “Tax Returns”) with respect to all material federal, state, local and foreign income, gross income, gross receipts, gains, premium, sales, use, ad valorem, transfer, franchise, profits, withholding, payroll, employment, excise, severance, stamp, occupancy, license, lease, environmental, customs, duties, property, windfall profits and other taxes (including any interest, penalties or additions to tax with respect thereto, individually, a “Tax” and, collectively, “Taxes”) required to be filed with the appropriate tax authority through the date of this Agreement.  Such Tax Returns, as amended or supplemented, are true, correct and complete in all material respects.  Seller and the Seller Subsidiaries have paid and discharged all Taxes shown as due on such Tax Returns, other than such Taxes that are adequately reserved as shown on the Seller Financial Statements or have arisen in the ordinary course of business since the Seller Balance Sheet Date.  Except as set forth in Section 3.01(m) of the Seller Disclosure Schedule, neither the Internal Revenue Service (the “IRS”) nor any other taxing agency or authority, domestic or foreign, has asserted, is now asserting or, to the actual knowledge of Seller, is threatening to assert against Seller or any Seller Subsidiary any deficiency or claim for additional Taxes.  There are no unexpired waivers by Seller or any Seller Subsidiary of any statute of limitations with respect to Taxes.  The accruals and reserves for Taxes reflected in the Seller Financial Statements are adequate in all material respects for the periods covered.  Seller and the Seller Subsidiaries have withheld or collected and paid over to the appropriate Governmental Authorities or are properly holding for such payment all Taxes required by law to be withheld or collected, except for such failures to withhold or collect as would not have a material adverse effect on Seller.  There are no liens for Taxes upon the assets of Seller or any Seller Subsidiary, other than liens for current Taxes not yet due and payable and liens that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Seller.  Neither Seller nor any Seller Subsidiary has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code.  Except as set forth in Section 3.01(m) of the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of “excess parachute payments” within the meaning of Section 280G of the Code.  Except as set forth in Section 3.01(m) of the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than an affiliated group of which Seller is or was the common buyer corporation.  No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

(n)
Property and Title.  Section 3.01(n) of the Seller Disclosure Schedule lists and describes all real property, and any leasehold interest in real property, owned or held by Seller or the Seller Subsidiaries and used in the business of Seller and the Seller Subsidiaries (collectively, the “Seller Real Properties”).  The Seller Real Properties constitute all of the material real property and interests in real property used in the businesses of Seller and the Seller Subsidiaries.  Copies of all leases of Seller Real Properties to which Seller or any Seller Subsidiary is a party have been provided to Buyer.  The leasehold interests subject to such leases have not been assigned or subleased.  All Seller Real Properties which are owned by Seller or any Seller Subsidiary are free and clear of all mortgages, liens, security interests, defects, encumbrances, easements, restrictions, reservations, conditions, covenants, agreements, encroachments, rights of way and zoning laws, except (i) those set forth in Section 3.01(n) of the Seller Disclosure Schedule; (ii) easements, restrictions, reservations, conditions, covenants, rights of way, zoning laws and other defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held; (iii) the lien of current taxes not yet due and payable and (iv) other defects in title, easements, restrictive covenants and similar encumbrances that, individually or in the aggregate, would not have a material adverse effect on Seller.  Seller and the Seller Subsidiaries own, and are in rightful possession of, and have good title to, all of the other assets used by Seller or any Seller Subsidiary in the conduct of their respective businesses (except for such assets that are leased by Seller or any Seller Subsidiary), free and clear of any charge, mortgage, pledge, security interest, hypothecation, restriction, claim, option, lien, encumbrance or interest of any persons whatsoever except for (i) those described the Seller SEC documents or in Section 3.01(n) of the Seller Disclosure Schedule, (ii) those assets disposed of in the ordinary course of business consistent with past practices, (iii) such as are no longer used or useful in the conduct of its businesses and (iv) defects in title, easements, restrictive covenants and similar encumbrances that, individually or in the aggregate, would not have a material adverse effect on Seller.  The assets of Seller and the Seller Subsidiaries, taken as a whole, are adequate to continue to conduct the businesses of Seller and the Seller Subsidiaries as such businesses are presently being conducted.  To Seller’s actual knowledge, there are no applicable laws, conditions of record, or other impediments that materially interfere with the intended use by Seller or the Seller Subsidiaries of any of the Seller Real Properties.

(o)
Legal Proceedings.  Except as set forth in the Seller Filed SEC Documents or Section 3.01(o) of the Seller Disclosure Schedule, there are no actions, suits, proceedings, claims or investigations pending or, to the knowledge of Seller and the Seller Subsidiaries, threatened in any court, before any Governmental Authority or in any arbitration proceeding (i) against Seller or any Seller Subsidiary which, if adversely determined against Seller or any Seller Subsidiary, could have a material adverse effect on Seller or Seller Sub; or (ii) against or by Seller or any Seller Subsidiary which, if adversely determined against Seller or any Seller Subsidiary, could prevent the consummation of this Agreement or any of the transactions contemplated hereby or declare the same to be unlawful or cause the rescission thereof.

(p)
Regulatory Matters.  Except as disclosed in Section 3.01(p) of the Seller Disclosure Schedule, none of Seller, the Seller Subsidiaries and the respective properties of Seller and the Seller Subsidiaries is a party to or subject to any order, judgment, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any court or federal or state governmental agency or authority, including any such agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the PA DOB, the FDIC, the FHLB and the Nasdaq Global Market (the “Nasdaq GM”) or the supervision or regulation of Seller or the Seller Subsidiaries (collectively, the “Regulatory Authorities”) that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Seller.  Neither Seller nor any Seller Subsidiary has been advised by any of the Regulatory Authorities that any of such Regulatory Authorities are contemplating issuing or requesting (or are considering the appropriateness of issuing or requesting) any such order, judgment, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Seller.

(q)
No Conflict.  Except as disclosed in Section 3.01(q) of the Seller Disclosure Schedule and subject to the required adoption of this Agreement by the Required Seller Vote, the receipt of the required approvals of Regulatory Authorities and Governmental Authorities, the expiration of applicable regulatory waiting periods and the required filings under federal and state securities laws, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by Seller and Seller Sub do not and will not (i) conflict with, or result in a violation of, or result in the breach of or a default (or which with notice or lapse of time would result in a default) under, any provision of:  (A) any federal, state or local law, regulation, ordinance, order, rule or administrative ruling of any administrative agency or commission or other federal, state or local governmental authority or instrumentality (each, a “Governmental Authority”) applicable to Seller or Seller Sub or any of their respective properties; (B) the Articles of Incorporation or Bylaws of Seller, or the governing instruments of Seller Sub; (C) any material agreement, indenture or instrument to which Seller or Seller Sub is a party or by which it or its properties or assets may be bound; or (D) any order, judgment, writ, injunction or decree of any court, arbitration panel or any Governmental

Authority applicable to Seller or Seller Sub, other than, in the case of clauses (A), (C) and (D), any such conflicts, violations, breaches or defaults that, individually or in the aggregate, would not have a material adverse effect on Seller; (ii) result in the creation or acceleration of any security interest, mortgage, option, claim, lien, charge or encumbrance upon or interest in any property of Seller or any of the Seller Subsidiaries, other than such security interests, mortgages, options, claims, liens, charges or encumbrances that, individually or in the aggregate, would not have a material adverse effect on Seller; or (iii) violate the terms or conditions of, or result in the cancellation, modification, revocation or suspension of, any material license, approval, certificate, permit or authorization held by Seller or any of the Seller Subsidiaries, other than such violations, cancellations, modifications, revocations or suspensions that, individually or in the aggregate, would not have a material adverse effect on Seller.

(r)
Brokers, Finders and Others.  Except for the fees paid or payable to Mufson Howe Hunter & Co, LLC, Seller’s financial advisors (“Seller’s Financial Advisors”), there are no fees or commissions of any sort whatsoever claimed by, or payable by Seller or Seller Sub to, any broker, finder, intermediary, or any other similar person in connection with effecting this Agreement or the transactions contemplated hereby, except for ordinary and customary legal and accounting fees.

(s)
Employment Agreements.  Except as disclosed in Section 3.01(s) of the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary is a party to any employment, change in control, severance or consulting agreement not terminable at will by Seller or such Seller Subsidiary.  Neither Seller nor any Seller Subsidiary is a party to, bound by or negotiating any collective bargaining agreement, nor are any of their respective employees represented by any labor union or similar organization. Seller and each Seller Subsidiary are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, other than any noncompliance that, individually or in the aggregate, would not have a material adverse effect on Seller, and neither Seller nor any Seller Subsidiary has engaged in any unfair labor practice that would have a material adverse effect on Seller.

(t)	Employee Benefit Plans.

(i)
Section 3.01(t)(i) of the Seller Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension (including, without limitation, Seller Pension Plans, as defined below), retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare (including, without limitation, “welfare plans” within the meaning of Section

3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), fringe benefit plans, employment, change in control, retention or severance agreements, consulting agreements or arrangements and all similar practices, policies and arrangements maintained or contributed to (currently or within the last six years) by (A) Seller or any Seller Subsidiary and in which any employee or former employee (the “Seller Employees”), consultant or former consultant (the “Seller Consultants”), officer or former officer (the “Seller Officers”), or director or former director (the “Seller Directors”) of Seller or any Seller Subsidiary participates or to which any such Seller Employees, Seller Consultants, Seller Officers or Seller Directors are parties and there are still ongoing Seller obligations thereunder or (B) any Seller ERISA Affiliate (as defined below) (collectively, the “Compensation and Benefit Plans”).  Notwithstanding the foregoing, the term “Compensation and Benefit Plans” shall not include plans, funds, programs, policies, practices or procedures that are maintained or funded (A) by Seller Employees, Seller Consultants, Seller Officers or Seller Directors for their own benefit or for the benefit of their employees, such as individual retirement arrangements or plans described in Section 401(a) of the Code benefiting (or intended to benefit) themselves or persons who are not Seller Employees or (B) by persons or entities who are not Seller ERISA Affiliates (as defined below).  Neither Seller nor any Seller Subsidiary has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan, except to the extent required by law and as otherwise contemplated by Section 6.02 of this Agreement.

(ii)
Except in a manner that would not have a material adverse effect on Seller, each Compensation and Benefit Plan has been operated and administered in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act of 1967 (the “Age Discrimination in Employment Act”), or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made.  Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Seller Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code)

from the IRS and Seller is not aware of any circumstances likely to result in revocation of any such favorable determination letter.  There is no material pending or, to the actual knowledge of Seller, threatened legal action, suit or claim relating to the Compensation and Benefit Plans other than routine claims for benefits thereunder.  Neither Seller nor any Seller Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Seller or any Seller Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(iii)
No liability (other than for payment of premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by Seller or any subsidiary of Seller with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (a “Seller ERISA Affiliate Plan”) which is considered one employer with Seller under Section 4001(a)(14) of ERISA or Section 414(b), (c) or (m) of the Code (a “Seller ERISA Affiliate”).  During the six years prior to the Effective Time, none of Seller, any Seller Subsidiary nor any Seller ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA (as defined in ERISA Sections 3(37)(A) and 4001(a)(3)).  No notice of a “reportable event”, within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any Compensation and Benefit Plan or by any Seller ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement.  The PBGC has not instituted proceedings to terminate any Seller Pension Plan or Seller ERISA Affiliate Plan and, to Seller’s actual knowledge, no condition exists that presents a material risk that such proceedings will be instituted.  There is no pending investigation or enforcement action by the PBGC, the Department of Labor (“DOL”), the IRS or any other Governmental Authority with respect to any Compensation and Benefit Plan and, to Seller’s actual knowledge, no such investigation or action is threatened or anticipated.  Under each Seller Pension Plan and Seller ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Seller Pension Plan or Seller ERISA Affiliate Plan), did not exceed the then current value of the assets of such Seller Pension Plan or Seller ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Seller Pension Plan or Seller ERISA Affiliate Plan nor any amendment or other change to such Seller Pension Plan or Seller ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result and that, individually or in the aggregate, would have a material adverse effect on Seller.

(iv)
All contributions required to be made under the terms of any Compensation and Benefit Plan or Seller ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Seller or any Seller Subsidiary is a party have been timely made or have been reflected on the Seller Financial Statements.  Neither any Seller Pension Plan nor any Seller ERISA Affiliate Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Seller Pension Plan or Seller ERISA Affiliate Plan have been made on or before their due dates.  None of Seller, any Seller Subsidiary nor any Seller ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Seller Pension Plan or to any Seller ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA that, individually or in the aggregate, would have a material adverse effect on Seller.

(v)
Except as disclosed in Section 3.01(t)(v) of the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary has any obligations to provide retiree health benefits, life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code or those derived from a Seller Pension Plan.

(vi)	Seller and the Seller Subsidiaries do not maintain any foreign Compensation and Benefit Plans.

(vii)	With respect to each Compensation and Benefit Plan, if applicable, Seller has provided or made available to Buyer, true and complete copies of the existing: (A) Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) most recent actuarial report and financial statement; (D) most recent summary plan description; (E) forms filed with the PBGC within the past year (other than for premium payments); (F) most recent determination letter issued by the IRS; and (G) any Form 5310, Form 5310A, Form 5300 or Form 5330 filed within the past year with the IRS.

(viii)
Except as disclosed on Section 3.01(t)(viii) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), reasonably be expected to (A) entitle any Seller Employee, Seller Consultant or Seller Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan, or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

(ix)
Except as disclosed on Section 3.01(t)(ix) of the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary maintains any compensation plans, programs or arrangements, the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(x)
Except as disclosed on Section 3.01(t)(x) of the Seller Disclosure Schedule, as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of Seller, Buyer or the Surviving Corporation, or any of their respective Subsidiaries, will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code) of Seller on a consolidated basis, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(u)
Compliance with Laws.  Except with respect to Environmental Laws (as defined in Section 3.01(y)), Taxes, and Compensation and Benefit Plans, which are the subject of Sections 3.01(y), 3.01(m), and 3.01(t), respectively, each of Seller and the Seller Subsidiaries:

(i)	has been in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such business, including, without limitation, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Community Reinvestment Act, as amended (the “CRA”), the Home Mortgage Disclosure Act, as amended, and all other applicable fair lending laws and other laws relating to discriminatory business practices, except for failures to be in compliance which, individually or in the aggregate, have not had or would not have a material adverse effect on Seller;

(ii)
has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, including licensing of mortgage lenders and originators, except where the failure to obtain any of the foregoing or to make any such filing, application or registration has not had or would not have a material adverse effect on Seller; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and to Seller’s actual knowledge, no suspension or cancellation of any of them has been threatened in writing, except where such failure to have such permits, licenses, certificates of authority, orders and approvals in full force and effect, individually or in the aggregate, has not had or would not have a material adverse effect on Seller;

(iii)
except as set forth in Section 3.01(u)(iii) of the Seller Disclosure Schedule, has received no written notification or communication from any Governmental Authority since January 1, 2011, (A) asserting that Seller or any Seller Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces, except for failures to be in compliance that, individually or in the aggregate, would not have a material adverse effect on Seller, or (B) threatening to revoke any license, franchise, permit or governmental authorization, which revocations, individually or in the aggregate, would have a material adverse effect on Seller, which has not been resolved to the satisfaction of the Governmental Authority which sent such notification or communication. There is no event which has occurred that, to the actual knowledge of Seller, would result in the revocation of any such license, franchise, permit or governmental authorization and which would have a material adverse effect on Seller; and

(iv)
Seller and the Seller Subsidiaries have been and are in compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) and the applicable listing and corporate governance rules and regulations of the Nasdaq GM, except where such non-compliance would not have a material adverse effect on Seller.

(v)
Insurance.  Section 3.01(v) of the Seller Disclosure Schedule lists all of the material insurance policies, binders or bonds maintained by Seller or any Seller Subsidiary and a description of all material claims filed by Seller or any Seller Subsidiary against the insurers of Seller and the Seller Subsidiaries since December 31, 2008.  Seller and the Seller Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Seller reasonably has determined to be prudent in accordance with industry practices.  All such insurance policies are in full force and effect, Seller and the Seller Subsidiaries are not in material default thereunder and all claims thereunder have been filed in due and timely fashion, except with respect to such policies and claims, the failure to maintain or file would not reasonably be expected to have a material adverse effect on Seller.

(w)
Governmental and Third-Party Proceedings.  Except as set forth on Section 3.01(w) of the Seller Disclosure Schedule, no consent, approval, authorization of, or registration, declaration or filing with, any court, Governmental Authority or any other third party is required to be made or obtained by Seller or the Seller Subsidiaries in connection with the execution, delivery or performance by Seller or Seller Sub of this Agreement or the consummation by Seller or Seller Sub of the transactions contemplated hereby, except for: (A) filings of applications and notices, as applicable, with, and the approval of, certain federal and state banking authorities, (B) the filing of the appropriate articles of merger with the Secretary of State of West Virginia and the Department pursuant to the WVBCA and the PBCL, (C) the adoption of this Agreement by the shareholders of Seller, (D) the filing with the SEC of the Proxy Statement/Prospectus (as that term is defined in Section 7.06(a)) and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, the Bank Merger and the other transactions contemplated hereby, (E) any filings required under the rules and regulations of the NASDAQ Global Select Market (the “Nasdaq”)  and the Nasdaq GM, as applicable, (F) any notice or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if applicable (G) the execution of an amendment to the Seller’s Rights Plan and the filing an amendment to its Form 8-A in connection therewith, (H) the execution of a supplemental indenture  as contemplated by Section 7.10, (I) such other consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made, individually or in the aggregate, would not have a material adverse effect on Seller, and (J) receipt of the approvals set forth in Section 7.07.  As of the date hereof, Seller does not have actual knowledge of any reason why the approvals set forth in Section 7.07 will not be received.

(x)
Contracts. Except for Seller Contracts (as hereinafter defined) filed in unredacted form as exhibits to the Seller SEC Documents and purchase orders entered into in the ordinary course of business, Section 3.01(x) of the Seller Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of all Seller Contracts in existence as of the date of this Agreement (other than those which have been performed completely):  (A) which involve the payment by or to Seller or any of the Seller Subsidiaries of more than $50,000 in connection with the purchase of property or goods or the performance of services and (B) which are not in the ordinary course of their respective businesses (such contracts, the “Seller Contracts”).  True, complete and correct copies of all such Seller Contracts have been made available to Buyer.  Neither Seller nor any Seller Subsidiary, nor, to the actual knowledge of Seller, any other party thereto, is in default under any contract, agreement, commitment, arrangement or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected in any way, or under which it or its respective assets, business or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute a default except, in each case, for defaults that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Seller.

(y)
Environmental Matters.  Except as otherwise disclosed in Section 3.01(y) of the Seller Disclosure Schedule:  (i) Seller and the Seller Subsidiaries, to their actual knowledge, are and have been at all times in compliance in all material respects with all applicable Environmental Laws (as that term is defined in this Section 3.01(y)), and, to the actual knowledge of Seller, neither Seller nor any Seller Subsidiary has engaged in any activity in violation of any applicable Environmental Law except for failures to be in compliance that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Seller; (ii)(A) no investigations, inquiries, orders, hearings, actions or other proceedings by or before any court or Governmental Authority are pending or, to the actual knowledge of Seller, have been threatened in connection with any of Seller’s or any Seller Subsidiary’s activities and any Seller Real Properties or improvements thereon, and (B) to the actual knowledge of Seller, no investigations, inquiries, orders, hearings, actions or other proceedings by or before any court or Governmental Authority are pending or threatened in connection with any real properties in respect of which any Seller Subsidiary has foreclosed or holds a mortgage or mortgages (hereinafter referred to as the “Seller Subsidiary Real Estate Collateral”); (iii) no claims are pending, or to the actual knowledge of Seller, threatened by any third party against Seller, any Seller Subsidiary or with respect to the Seller Real Properties or improvements thereon, or, to the actual knowledge of Seller, Seller Subsidiary Real Estate Collateral or improvements thereon, relating to damage, contribution, cost recovery, compensation, loss, injunctive relief, remediation or injury resulting from any Hazardous Substance (as that term is defined in this Section 3.01(y)) which have not been resolved to the satisfaction of the involved parties and which have had or are reasonably expected to have a material adverse effect on Seller or any Seller Subsidiary; (iv) to the actual knowledge of Seller, no Hazardous Substances have been integrated into the Seller Real Properties or improvements thereon or any component thereof, or Seller Subsidiary Real Estate Collateral or improvements thereon or any component thereof, in such manner or quantity as may reasonably be expected to pose a threat to human health or the value of the real property and improvements; and (v) neither Seller nor any Seller Subsidiary has actual knowledge that (A) any of the Seller Real Properties or improvements thereon, or Seller Subsidiary Real Estate Collateral or improvements thereon, has been used for the treatment, storage or disposal of Hazardous Substances or has been contaminated by Hazardous Substances in a manner or extent that would require investigation or remediation under any applicable Environmental Law, (B) any of the business operations of Seller or any Seller Subsidiary have contaminated lands, waters or other property of others with Hazardous Substances in a manner or extent that would require investigation or remediation under any applicable Environmental Law, or (C) any of the Seller Real Properties or improvements thereon, or Seller Subsidiary Real Estate Collateral or improvements thereon, have in the past or presently contain underground storage tanks, asbestos-containing materials or materials or equipment containing polychlorinated biphenyls (“PCBs”), which in any event would reasonably be expected to have a material adverse effect on Seller.  Seller and the Seller Subsidiaries have delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller and the Seller Subsidiaries pertaining to Hazardous Substances in, at, on, under, about, or affecting (or potentially affecting) any Seller Real Properties, or concerning compliance by Seller and the Seller Subsidiaries or any other person for whose conduct they are or may be held responsible, with Environmental Laws.

For purposes of this Agreement, (i) “Environmental Law” means all laws that relate to the protection of the environment, natural resources, or public health and safety, or relating to the production, generation, use, storage, treatment, processing, transportation, disposal or release of Hazardous Substances, including the regulations promulgated thereunder, in each case as of the date of this Agreement, and (ii) “Hazardous Substances” means (A) any hazardous substance as defined by any Environmental Law, (B) any petroleum or other petroleum product and (C) any other materials or substances listed or identified in, or regulated by, any Environmental Law.

(z)
Takeover Laws; Poison Pill.  Seller has taken all action required to be taken by it in order to exempt this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby from, and this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby are exempt from, (i) the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other anti-takeover laws or regulations of any state (collectively, “Takeover Laws”) applicable to it, including, without limitation, those of the Commonwealth of Pennsylvania, and any comparable provisions in the Articles of Incorporation or Bylaws of Seller or Seller Sub and (ii) any “Rights Agreement,” “Poison Pill” or similar anti-takeover agreement or plan to which Seller or Seller Sub is a party, including, without limitation, the Rights Plan.

(aa)
Seller Information.  True and complete copies of all documents listed in the Seller Disclosure Schedule have been made available or provided to Buyer.  Except for the minutes and actions related to the process leading to this Agreement and the transactions contemplated hereunder, which have not yet been prepared, approved, executed and/or placed in Seller’s corporate minute books, the corporate minute books, the books of account, stock record books and other financial and corporate records of Seller and the Seller Subsidiaries, all of which have been made available to Buyer, are complete and correct in all material respects, including the maintenance of a system of internal accounting controls sufficient to provide reasonable assurance that transactions are executed with its management’s authorizations.

(bb)
Ownership of Buyer Shares.  As of the date hereof, except as otherwise disclosed in Section 3.01(bb) of the Seller Disclosure Schedule, neither Seller nor, to the actual knowledge of Seller, any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any Buyer Shares.

(cc)
Fairness Opinion.  The Seller Board has received the opinion of Seller’s Financial Advisors dated the date of this Agreement to the effect that the Merger Consideration is fair, from a financial point of view, to Seller’s shareholders.

(dd)
CRA Compliance.  Neither Seller nor any Seller Subsidiary has received any notice of non-compliance with the applicable provisions of the CRA and the regulations promulgated thereunder.  As of the date hereof, Seller is “well-capitalized” (as that term is defined at 12 C.F.R. 225.2(r)) and its and each Seller Subsidiary’s most recent examination rating under the CRA was “satisfactory” or better. Seller knows of no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Seller or any Seller Subsidiary to receive any notice of non-compliance with such provisions of the CRA or cause the CRA rating of Seller or any Seller Subsidiary to decrease below the “satisfactory” level.

(ee)
Intellectual Property Rights. Seller and the Seller Subsidiaries own or possess all legal rights, or are licensed or otherwise have the right to use, all proprietary rights, including, without limitation, trademarks, trade names, service marks and copyrights, if any, that are material to the conduct of their existing businesses. Section 3.01(ee) of the Seller Disclosure Schedule sets forth all proprietary rights that are material to the conduct of business of Seller or the Seller Subsidiaries. Neither Seller nor any Seller Subsidiary is bound by or a party to any options, licenses or agreements of any kind with respect to any trademarks, service marks or trade names which it claims to own. Neither Seller nor any Seller Subsidiary has received any communications alleging that any of them has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or any other proprietary rights of any other person or entity.

(ff)
Privacy of Customer Information.  Seller is the sole owner or, in the case of participated loans, a co-owner with the other participant(s), of all individually identifiable personal information (“IIPI”) relating to customers, former customers and prospective customers that will be transferred to Buyer pursuant to this Agreement and the other transactions contemplated hereby.  For purposes of this Section 3.01(ff), “IIPI” shall include any information relating to an identified or identifiable natural person.  Neither Seller nor the Seller Subsidiaries have any reason to believe that any facts or circumstances exist, which would cause the collection and use of such IIPI by Seller, the transfer of such IIPI to Buyer, and the use of such IIPI by Buyer as contemplated by this Agreement not to comply with all applicable privacy policies, the Fair Credit Reporting Act of 1970, as amended (the “Fair Credit Reporting Act”), the Gramm-Leach-Bliley Act of 1999 (the “Gramm-Leach-Bliley Act”) and all other applicable state, federal and foreign privacy laws, and any contract or industry standard relating to privacy.

(gg)
Bank Secrecy Act; Patriot Act; Money Laundering.  Neither Seller nor any Seller Subsidiary has any reason to believe that any facts or circumstances exist, which would cause Seller or the Seller Subsidiaries to be deemed to be operating in violation in any material respect of the Bank Secrecy Act of 1970, as amended and its implementing regulations (31 C.F.R. Part 103) (the “Bank Secrecy Act”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, and the regulations promulgated thereunder (the “Patriot Act”), any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law.  Furthermore, the Board of Directors of Seller Sub has adopted and Seller Sub has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures, that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the Patriot Act.

(hh)
Investment Management and Related Activities. Except as set forth on Section 3.01(hh) of the Seller Disclosure Schedule, none of Seller, any of the Seller Subsidiaries or Seller’s or the Seller Subsidiaries’ respective directors, officers or employees is required to be registered, licensed or authorized under the laws or regulations issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

(ii)
Vote Required.  The only vote of the holders of any class or series of capital stock or other securities of Seller necessary to adopt this Agreement or consummate the other transactions contemplated hereby is the affirmative vote of majority of the votes cast by Seller shareholders entitled to vote thereon at the Seller Meeting (the “Required Seller Vote”).

(jj)
Disclosure. No representation or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing, including but not necessarily limited to the Seller Disclosure Schedule and, including, without limitation, the Seller SEC Documents as the same may be updated as of the date hereof, furnished to Buyer pursuant to the provisions hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein not misleading.

ARTICLE FOUR

REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER SUB

4.01.           Representations and Warranties of Buyer and Buyer Sub

Except as set forth on the Buyer Disclosure Schedule (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates, provided that any fact, item, contract, agreement, document or instrument listed or described, and any information disclosed, in any Section or Subsection thereof shall be deemed listed, described, and disclosed in all other applicable Sections and Subsections even though not expressly set forth in such other Section(s) or subsections(s)), Buyer and Buyer Sub hereby jointly and severally warrant and represent to Seller and Seller Sub that:

(a)	Corporate Status.

(i) Buyer is a West Virginia corporation and a bank holding company registered under the BHC Act.  Buyer Sub is a West Virginia banking corporation whose deposits are insured by the FDIC to the maximum amount provided by law. Buyer Sub is a member in good standing of the Federal Home Loan Bank of Pittsburgh.  Each of Buyer and Buyer Sub is duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the full corporate power and authority to own its property, to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing in each other jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so organized, existing, qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer.  Buyer has made available to Seller true and complete copies of its and Buyer Sub’s articles of incorporation and bylaws, each as amended to the date of this Agreement.

(ii)  Section 4.01(a)(ii) of the Buyer Disclosure Schedule includes a list of all Buyer Subsidiaries, together with the jurisdiction of organization of each Buyer Subsidiary.  Each of the Buyer Subsidiaries has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization, and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification necessary, other than where the failure to be so organized, existing, qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer.

(b)
Corporate Authority.  All corporate actions of Buyer and Buyer Sub necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, in each case by Buyer and Buyer Sub, have been duly and validly taken, subject, in the case of the consummation of the Merger and the Bank Merger, to the filing and recordation of articles of merger as required by the PBCL and the WVBCA.  The Board of Directors of Buyer has, by unanimous vote of the directors, duly adopted resolutions (i) approving this Agreement, the Merger, the Bank Merger and the other transactions contemplated hereby, (ii) declaring that it is in the best interests of Buyer’s shareholders that Buyer enter into this Agreement and consummate the Merger and the Bank Merger on the terms and subject to the conditions set forth in this Agreement, and (iii) declaring that this Agreement is fair to Buyer and Buyer’s shareholders.  The Board of Directors of Buyer Sub has, by unanimous vote of the directors, duly adopted resolutions (i) approving this Agreement, the Bank Merger and the other transactions contemplated hereby and (ii) declaring that it is in the best interests of Buyer Sub’s sole shareholder that Buyer Sub enter into this Agreement.

(c)	Capitalization of Buyer.

(i)
As of March 31, 2012, the authorized capital stock of Buyer consisted of 50,000,000 common shares, $2.0833 par value per share, of which 26,627,689 common shares were issued and outstanding and 6,159 common shares were held in treasury by Buyer, and 1,000,000 preferred shares, no par value per share, of which no shares were outstanding.  The outstanding Buyer Shares have been duly authorized and are validly issued, fully paid and non-assessable, and were not issued in violation of the preemptive rights of any person.  As of March 31, 2012, 406,443 Buyer Shares were reserved for issuance upon the exercise of outstanding stock options granted under Buyer’s stock option plans (the “Buyer Stock Option Plans”) and 806,437 Buyer Shares were available for future grants of stock options under the Buyer Stock Option Plans.  As of the date of this Agreement, except for the Buyer Shares issuable pursuant to this Agreement and as disclosed in Section 4.01(c) of the Buyer Disclosure Schedule, Buyer has no other commitment or obligation to issue, deliver or sell, or cause to be issued, delivered or sold, any Buyer Shares.  There are no bonds, debentures, notes or other indebtedness of Buyer, and no securities or other instruments or obligations of Buyer the value of which is in any way based upon or derived from any capital or voting stock of Buyer, having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Buyer may vote.  WesBanco, Inc. Capital Trust II, WesBanco, Inc. Capital Statutory Trust III, WesBanco, Inc. Capital Trust IV, WesBanco, Inc. Capital Trust V and WesBanco, Inc. Capital Trust VI and Oak Hill Capital Trusts 2, 3 and 4 are all wholly-owned trust subsidiaries of Buyer formed for the purpose of issuing “trust preferred securities.”  The proceeds from the sale of the securities and the issuance of common stock by the trusts were invested in Junior Subordinated Deferrable Interest Debentures (the “Junior Subordinated Debt”) issued by Buyer and the formerly acquired Oak Hill Financial, Inc., which are the sole assets of the trusts.  The Junior Subordinated Debt (i) is not convertible into Buyer Shares, (ii) carries no voting rights with respect to any Buyer Shares, and (iii) contains no dividend limitation provisions upon Buyer Shares except in the event of default in the payments due therein.  Except as set forth above, as of the date of this Agreement, there are no material contracts, agreements, commitments or arrangements of any kind to which Buyer is a party or by which Buyer is bound (collectively, “Buyer Contracts”) obligating Buyer to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, Buyer.  As of the date of this Agreement, there are no outstanding material contractual obligations of Buyer to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, Buyer.

(ii)
The Buyer Shares to be issued in exchange for Seller Shares in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, will have the same rights as every other Buyer Share, will not be subject to any preemptive or other statutory right of Buyer stockholders and will be issued in compliance with applicable United States federal and state securities laws.

(d)
Authorized and Effective Agreement.  This Agreement has been duly executed and delivered by Buyer and Buyer Sub, and assuming the due authorization, execution and delivery by Seller and Seller Sub, constitutes the legal, valid and binding obligation of Buyer and Buyer Sub, enforceable against Buyer and Buyer Sub in accordance with its terms, except as the same may be limited by laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. §1818(b), the appointment of a conservator, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing.  Each of Buyer and Buyer Sub has the right, power, authority and capacity to execute and deliver this Agreement and, subject to the expiration of applicable regulatory waiting periods, and required filings under federal and state securities laws, to perform its obligations under this Agreement.  The Board of Directors of Buyer has the corporate power and authority to take the actions contemplated by Section 6.07(a) of this Agreement.

(e)
No Conflict.  Except as disclosed in Section 4.01(e) of the Buyer Disclosure Schedule and subject to the receipt of the required approvals of Regulatory Authorities and Governmental Authorities, the expiration of applicable regulatory waiting periods and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement by Buyer and Buyer Sub do not and will not (i) conflict with, or result in a violation of, or result in the breach of or a default (or which with notice or lapse of time would result in a default) under, any provision of: (A) any federal, state or local law, regulation, ordinance, order, rule or administrative ruling of any Governmental Authority applicable to Buyer or Buyer Sub or any of its or their properties; (B) the certificates of incorporation or bylaws of Buyer or Buyer Sub; (C) any material agreement, indenture or instrument to which Buyer or Buyer Sub is a party or by which it or their properties or assets may be bound; or (D) any order, judgment, writ, injunction or decree of any court, arbitration panel or any Governmental Authority applicable to Buyer or Buyer Sub; (ii) result in the creation or acceleration of any security interest, mortgage, option, claim, lien, charge or encumbrance upon or interest in any property of Buyer or Buyer Subsidiaries, other than such security interests, mortgages, options, claims, liens, charges or encumbrances that, individually or in the aggregate, would not have a material adverse effect on Buyer; or (iii) violate the terms or conditions of, or result in the cancellation, modification, revocation or suspension of, any material license, approval, certificate, permit or authorization held by Buyer or any of the Buyer Subsidiaries, other than such violations, cancellations, modifications, revocations or suspensions that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer.

(f)	SEC Filings; Sarbanes Oxley.

(i)
Buyer and the Buyer Subsidiaries have filed all reports, registration statements, proxy statements and information statements required to be filed by Buyer or any of the Buyer Subsidiaries subsequent to December 31, 2008 under the Securities Act or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act with the SEC (together with all information incorporated therein by reference, the “Buyer SEC Documents”), except for any reports, registration statements, proxy statements or information statements the failure to file which would not have a material adverse effect on Buyer.  All such filings, at the time of filing, complied in all material respects as to form and included all exhibits required to be filed under the applicable rules of the SEC.  None of such documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii)
The records, systems, controls, data and information of Buyer and the Buyer Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Buyer or the Buyer Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on Buyer. Buyer (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information relating to Buyer, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Buyer by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Buyer’s outside auditors and the audit committee of Buyer’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act). These disclosures were made in writing by management to Buyer’s auditors and audit committee and a copy has previously been made available to Seller. As of the date hereof, there is no reason to believe that Buyer’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(iii)
Since December 31, 2008, (i) through the date hereof, neither Buyer nor any of the Buyer Subsidiaries has received or otherwise had or obtained actual knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Buyer or any of the Buyer Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Buyer or any of the Buyer Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Buyer or any of the Buyer Subsidiaries, whether or not employed by Buyer or any of the Buyer Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Buyer or any of its officers, directors, employees or agents to the Board of Directors of Buyer or any committee thereof or to any director or officer of Buyer.

(iv)	The independent registered public accounting firm engaged to express its opinion with respect to the Buyer Financial Statements

(as hereinafter defined) included in the Buyer Filed SEC Documents (as defined in Section 4.01(l)) is, and has been throughout the periods covered thereby, “independent” within the meaning of Rule 2-01 of Regulation S-X.  Ernst & Young LLP has not resigned or been dismissed as an independent public accountant of Buyer as a result of or in connection with any disagreement with Buyer on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(g)
Financial Statements of Buyer.  Buyer has furnished to Seller consolidated financial statements of Buyer consisting of the consolidated balance sheets as of December 31 for each of the years 2010 and 2011 and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the three years ended December 31, 2011 (the “Buyer Balance Sheet Date”), including accompanying notes and the report thereon of Ernst & Young LLP dated February 29, 2012, as reported in Buyer’s Annual Report on Form 10-K for the year ended December 31, 2011, and the unaudited consolidated balance sheets as of March 31, 2012 and the related consolidated statements of income, shareholders’ equity and cash flows for the three and nine months then ended, as reported in Buyer’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012 (collectively, all of such consolidated financial statements are referred to as the “Buyer Financial Statements”).  The Buyer Financial Statements comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Buyer and the Buyer Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(h)
Takeover Laws.  Buyer has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Laws or regulations of any state applicable to it.

(i)
Brokers, Finders and Others.  Except for the fees paid or payable to Macquarie Capital Group Limited, Buyer’s financial advisor (“Buyer’s Financial Advisor”), there are no fees or commissions of any sort whatsoever claimed by, or payable by Buyer or Buyer Sub to, any broker, finder, intermediary or any other similar person in connection with effecting this Agreement or the transactions contemplated hereby, except for ordinary and customary legal and accounting fees.

(j)
Fairness Opinion.  The Board of Directors of Buyer has received the opinion of Buyer’s Financial Advisor dated the date of this Agreement to the effect that the Merger Consideration is fair, from a financial point of view, to Buyer.

(k)
Governmental and Third-Party Proceedings.  No consent, approval, authorization of, or registration, declaration or filing with, any court, Governmental Authority or any other third party is required to be made or obtained by Buyer or the Buyer Subsidiaries in connection with the execution, delivery or performance by Buyer or Buyer Sub of this Agreement or the consummation by Buyer or Buyer Sub of the transactions contemplated hereby, except for:  (A) filings of applications or notices, as applicable, with, and the approval of, certain federal and state banking authorities, (B) the filing of the appropriate articles of merger with the Secretary of State of West Virginia and the Department pursuant to the WVBCA and the PBCL, (C) the filing with the SEC of the Proxy Statement/Prospectus (as that term is defined in Section 7.06(a)) and such reports under the Exchange Act, as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (D) any filings required under the rules and regulations of the Nasdaq and the Nasdaq GM, as applicable, (E) any notice or filings under the HSR Act, (F) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made, individually or in the aggregate, would not have a material adverse effect on Buyer, and (G) receipt of the approvals set forth in Section 7.07.  As of the date hereof, Buyer does not have actual knowledge of any reason why the approvals set forth in Section 7.07 will not be received.

(l)
Absence of Undisclosed Liabilities.  Except as set forth in the Buyer SEC Documents filed and publicly available prior to the date of this Agreement (the “Buyer Filed SEC Documents”) (including the financial statements included therein) or in Section 4.01(l) of the Buyer Disclosure Schedule and except as arising hereunder, Buyer and its subsidiaries (individually “Buyer Subsidiary” or collectively “Buyer Subsidiaries”) have no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) at March 31, 2012, other than liabilities and obligations that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer.  Except as set forth in the Buyer Filed SEC Documents or otherwise disclosed in Section 4.01(l) of the Buyer Disclosure Schedule, all debts, liabilities, guarantees and obligations of Buyer and the Buyer Subsidiaries incurred since the Buyer Balance Sheet Date have been incurred in the ordinary course of business and are usual and normal in amount, both individually and in the aggregate.

(m)
Absence of Changes.  Except (i) as set forth in the Buyer Filed SEC Documents, (ii) as set forth in Section 4.01(m) of the Buyer Disclosure Schedule, or (iii) in the ordinary course of business consistent with past practice, since the Buyer Balance Sheet Date, there has not been any material adverse change in the business, operations, assets or financial condition of Buyer and the Buyer Subsidiaries taken as a whole, and, to the actual knowledge of Buyer, no fact or condition exists which Buyer believes will cause such a material adverse change in the future.

(n)
Loan Documentation.  The Loan Documentation and Loan Assets included in the loan portfolio of the Buyer Subsidiaries is legally sufficient for the purposes intended thereby and creates enforceable rights of the Buyer Subsidiaries in accordance in all material respects with the terms of such Loan Documentation, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing, except for such insufficiencies as would not have a material adverse effect on Buyer.  Except as set forth in Section 4.01(n) of the Buyer Disclosure Schedule, no debtor under any of the Loan Documentation has asserted as of the date hereof any claim or defense with respect to the subject matter thereof, which claim or defense, if determined adversely to Buyer, would have a material adverse effect on Buyer.  All loans and extensions of credit that have been made by the Buyer Subsidiaries comply in all material respects with applicable regulatory limitations and procedures.

(o)	Loans; Nonperforming and Classified Assets.

(i)
To the knowledge of Buyer, each Loan on Buyer’s or Buyer Sub’s books and records, was made and has been serviced in accordance with Buyer’s lending standards in the ordinary course of business; is evidenced by appropriate and sufficient documentation; to the extent secured, has been secured by valid liens and security interests which have been perfected; and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors’ rights generally, and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law). Buyer has previously made available to Seller complete and correct copies of its and Buyer Sub’s lending policies. The deposit and loan agreements of Buyer and Buyer Sub comply in all material respects with all applicable laws, rules and regulations. The allowance for loan losses reflected in the Buyer SEC Documents and financial statements filed therewith, as of their respective dates, is adequate under GAAP and all regulatory requirements applicable to Buyer or Buyer Sub.

(ii)
Section 4.01(o) of the Buyer Disclosure Schedule discloses as of March 31, 2012: (A) any Loan in the amount of $500,000 or more (“Buyer Loans”) under the terms of which the obligor is sixty (60) or more days delinquent in payment of principal or interest, or to the actual knowledge of Buyer, in default of any other provision thereof; (B) each Classified Loan of Buyer, the Buyer Subsidiaries or a Governmental Authority in the amount of $500,000 or more (“Classified Buyer Loans”); (C) a listing of the real estate owned, acquired by foreclosure or by deed in-lieu thereof, including the book value thereof; and (D) each Buyer Loan with any director, executive officer or five percent (5%) or greater shareholder of Buyer, or to the actual knowledge of Buyer, any person controlling, controlled by or under common control with any of the foregoing. All Insider Transactions have been made by Buyer or any of the Buyer Subsidiaries in an arms-length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectibility or present other unfavorable features.

(iii)
Buyer shall promptly after the end of each quarter after the date hereof and upon Closing (as defined in Section 9.01) inform Seller of the amount of Buyer Loans subject to each type of classification of the Classified Buyer Loans.

(p)
Reports and Records.  Buyer and the Buyer Subsidiaries have filed all reports and maintained all records required to be filed or maintained by them under the rules and regulations of the Federal Reserve, the FDIC and the West Virginia Division of Banking, except for such reports and records the failure to file or maintain would not have a material adverse effect on Buyer.  All such documents and reports complied in all material respects with applicable requirements of law and rules and regulations in effect at the time such documents and reports were filed and contained in all material respects the information required to be stated therein, except for such documents and records the failure to comply with such laws, rules and regulations or contain such information would not reasonably be expected to have a material adverse effect on Buyer.  None of such documents or reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, other than such reports and documents which the failure to file in such fashion would not reasonably be expected to have a material adverse effect on Buyer.  There is no material unresolved violation, criticism or exception by any Governmental Authority or Regulatory Authority with respect to any report or letter relating to any examinations of Buyer or any of the Buyer Subsidiaries.

(q)
Taxes.  Except as set forth in Section 4.01(q) of the Buyer Disclosure Schedule, Buyer and the Buyer Subsidiaries have timely filed all material Tax Returns with respect to all material Taxes required to be filed with the appropriate tax authority through the date of this Agreement.  Such Tax Returns are true, correct and complete in all material respects.  Buyer and the Buyer Subsidiaries have paid and discharged all Taxes shown as due on such Tax Returns, other than such Taxes that are adequately reserved as shown on the Buyer Financial Statements or have arisen in the ordinary course of business since the Buyer Balance Sheet Date.  Except as set forth in Section 4.01(q) of the Buyer Disclosure Schedule, neither the IRS nor any other taxing agency or authority, domestic or foreign, has asserted, is now asserting or, to the actual knowledge of Buyer, is threatening to assert against Buyer or any Buyer Subsidiary any deficiency or claim for additional Taxes.  There are no unexpired waivers by Buyer or any Buyer Subsidiary of any statute of limitations with respect to Taxes.  The accruals and reserves for Taxes reflected in the Buyer Financial Statements are adequate in all material respects for the periods covered.  Buyer and the Buyer Subsidiaries have withheld or collected and paid over to the appropriate Governmental Authorities or are properly holding for such payment all Taxes required by law to be withheld or collected, except for such failures to withhold or collect as would not reasonably be expected to have a material adverse effect on Buyer.  There are no liens for Taxes upon the assets of Buyer or any Buyer Subsidiary, other than liens for current Taxes not yet due and payable and liens that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer.  Neither Buyer nor any Buyer Subsidiary has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code.  Except as set forth in the Buyer SEC Documents or in Section 4.01(q) of the Buyer Disclosure Schedule, neither Buyer nor any Buyer Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of “excess parachute payments” within the meaning of Section 280G of the Code.  Neither Buyer nor any Buyer Subsidiary has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than an affiliated group of which Buyer is or was the common buyer corporation.  No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

(r)
Legal Proceedings.  Except as set forth in the Buyer Filed SEC Documents or Section 4.01(r) of the Buyer Disclosure Schedule, there are no actions, suits, proceedings, claims or investigations pending or, to the actual knowledge of Buyer and the Buyer Subsidiaries, threatened in any court, before any Governmental Authority or in any arbitration proceeding (i) against Buyer or any Buyer Subsidiary which, if adversely determined against Buyer or any Buyer Subsidiary, could have a material adverse effect on Buyer; or (ii) against or by Buyer or any Buyer Subsidiary which, if adversely determined against Buyer or any Buyer Subsidiary, could prevent the consummation of this Agreement or any of the transactions contemplated hereby or declare the same to be unlawful or cause the rescission thereof.

(s)
Regulatory Matters.  Except as set forth in Section 4.01(s) of the Buyer Disclosure Schedule, none of Buyer, the Buyer Subsidiaries and the respective properties of Buyer and the Buyer Subsidiaries is a party to or subject to any order, judgment, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authorities that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Buyer.  Neither Buyer nor any Buyer Subsidiary has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, judgment, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Buyer.  Buyer and Buyer Bank are, and at the time of the Merger will be, “well capitalized” and at the time of the Merger will be “well managed” as such terms are defined in Regulation Y.

(t)	Employee Benefit Plans.

(i)
Section 4.01(t)(i) of the Buyer Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension (including, without limitation, Buyer Pension Plans, as defined below), retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare (including, without limitation, “welfare plans” within the meaning of Section 3(1) of ERISA, fringe benefit plans, employment, change in control, retention or severance agreements, consulting agreements or arrangements and all similar practices, policies and arrangements maintained or contributed to (currently or within the last two years) by (A) Buyer or any Buyer Subsidiary and in which any employee or former employee (the “Buyer Employees”), consultant or former consultant (the “Buyer Consultants”), officer or former officer (the “Buyer Officers”), or director or former director (the “Buyer Directors”) of Buyer or any Buyer Subsidiary participates or to which any such Buyer Employees, Buyer Consultants, Buyer Officers or Buyer Directors are parties or (B) any Buyer ERISA Affiliate (as defined below) (collectively, the “Buyer Compensation and Benefit Plans”).  Neither Buyer nor any Buyer Subsidiary has any commitment to create any additional Buyer Compensation and Benefit Plan or to modify or change any existing Buyer Compensation and Benefit Plan, except to the extent required by law and as otherwise contemplated by Sections 6.02 and 7.02 of this Agreement.

(ii)
Except in a manner that would not reasonably be expected to have a material adverse effect on Buyer, each Buyer Compensation and Benefit Plan has been operated and administered in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Buyer Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Buyer Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Buyer Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS and Buyer is not aware of any circumstances likely to result in revocation of any such favorable determination letter.  There is no material pending or, to the actual knowledge of Buyer, threatened legal action, suit or claim relating to the Buyer Compensation and Benefit Plans other than routine claims for benefits thereunder.  Neither Buyer nor any Buyer Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Buyer Compensation and Benefit Plan that would reasonably be expected to subject Buyer or any Buyer Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(iii)
No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by Buyer or any subsidiary of Buyer with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of

No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by Buyer or any subsidiary of Buyer with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (a “Buyer ERISA Affiliate Plan”) which is considered one employer with Buyer under Section 4001(a)(14) of ERISA or Section 414(b), (c) or (m) of the Code (a “Buyer ERISA Affiliate”).  None of Buyer, any Buyer Subsidiary or any Buyer ERISA Affiliate has contributed, or has been obligated to contribute, to a multi-employer plan under Subtitle E of Title IV of ERISA (as defined in ERISA Sections 3(37)(A) and 4001(a)(3)) at any time since September 26, 1980.  No notice of a “reportable event”, within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any Buyer Compensation and Benefit Plan or by any Buyer ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement.  The PBGC has not instituted proceedings to terminate any Buyer Pension Plan or Buyer ERISA Affiliate Plan and, to Buyer’s actual knowledge, no condition exists that presents a material risk that such proceedings will be instituted.  There is no pending investigation or enforcement action by the PBGC, the DOL, the IRS or any other Governmental Authority with respect to any Buyer Compensation and Benefit Plan.  Except as disclosed in Section 4.01(t)(iii) of the Buyer Disclosure Schedule, under each Buyer Pension Plan and Buyer ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Buyer Pension Plan or Buyer ERISA Affiliate Plan), did not exceed the then current value of the assets of such Buyer Pension Plan or Buyer ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Buyer Pension Plan or Buyer ERISA Affiliate Plan nor any amendment or other change to such Buyer Pension Plan or Buyer ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result and that, individually or in the aggregate, would have a material adverse effect on Buyer.

(iv)
All contributions required to be made under the terms of any Buyer Compensation and Benefit Plan or Buyer ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Buyer or any Buyer Subsidiary is a party have been timely made or have been reflected on the Buyer Financial Statements.  Neither any Buyer Pension Plan nor any

Buyer ERISA Affiliate Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Buyer Pension Plan and each Buyer ERISA Affiliate Plan have been made on or before their due dates.  None of Buyer, any Buyer Subsidiary nor any Buyer ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Buyer Pension Plan or to any Buyer ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA that, individually or in the aggregate, would have a material adverse effect on Buyer.

(v)
Except as disclosed in Section 4.01(t)(v) of the Buyer Disclosure Schedule, neither Buyer nor any Buyer Subsidiary has any obligations to provide retiree health and life insurance or other retiree death benefits under any Buyer Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code.

(vi)	Buyer and the Buyer Subsidiaries do not maintain any foreign Buyer Compensation and Benefit Plans.

(vii)
With respect to each Buyer Compensation and Benefit Plan, if applicable, Buyer has provided or made available to Seller, true and complete copies of the existing:  (A) Buyer Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) most recent actuarial report and financial statement; (D) most recent summary plan description; (E) forms filed with the PBGC within the past year (other than for premium payments); (F) most recent determination letter issued by the IRS; and (G) any Form 5310, Form 5310A, Form 5300 or Form 5330 filed within the past year with the IRS.

(viii)
Except as disclosed on Section 4.01(t)(viii) of the Buyer Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), reasonably be expected to (A) entitle any Buyer Employee, Buyer Consultant or Buyer Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Buyer Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Buyer Compensation and Benefit Plan.

(ix)
Except as disclosed on Section 4.01(t)(ix) of the Buyer Disclosure Schedule, neither Buyer nor any Buyer Subsidiary maintains any compensation plans, programs or arrangements, the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(x)
Except as disclosed on Section 4.01(t)(x) of the Buyer Disclosure Schedule, as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of Buyer, Seller or the Surviving Corporation, or any of their respective Subsidiaries, will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code) of Buyer on a consolidated basis, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(u)
Compliance with Laws.  Except with respect to Environmental Laws, Taxes, and Buyer Compensation and Benefit Plans, which are the subject of Sections 4.01(w), 4.01(q) and 4.01(t), respectively, each of Buyer and the Buyer Subsidiaries:

(i)
has been in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such business, including, without limitation, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the CRA, the Home Mortgage Disclosure Act, as amended, and all other applicable fair lending laws and other laws relating to discriminatory business practices, except for failures to be in compliance which, individually or in the aggregate, have not had or would not have a material adverse effect on Buyer;

(ii)
has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to obtain any of the foregoing or to make any such filing, application or registration has not had or would not have a material adverse effect on Buyer; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and to Buyer’s actual knowledge, no suspension or cancellation of any of them has been threatened in writing, except where such failure to have such permits, licenses, certificates of authority, orders and approvals in full force and effect, individually or in the aggregate, has not had or would not have a material adverse effect on Buyer;

(iii)
has received no written notification or communication from any Governmental Authority since January 1, 2011, (A) asserting that Buyer or any Buyer Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces, except for failures to be in compliance that, individually or in the aggregate, would not have a material adverse effect on Buyer, or (B) threatening to revoke any license, franchise, permit or governmental authorization, which revocations, individually or in the aggregate, would have a material adverse effect on Buyer, which has not been resolved to the satisfaction of the Governmental Authority which sent such notification or communication. There is no event which has occurred that, to the actual knowledge of Buyer, would reasonably be expected to result in the revocation of any such license, franchise, permit or governmental authorization and which would have a material adverse effect on Buyer; and

(iv)
Buyer and the Buyer Subsidiaries have been and are in compliance with (i) the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated thereunder and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq, except where such non-compliance would not have a material adverse effect on Buyer.

(v)
Contracts.  Except for Buyer Contracts filed as exhibits to the Buyer Filed SEC Documents, there are no Buyer Contracts that are required to be filed as an exhibit to any Buyer Filed SEC Document under the Exchange Act and the rules and regulations promulgated thereunder.  Neither Buyer nor any Buyer Subsidiary, nor, to the actual knowledge of Buyer, any other party thereto, is in default under any contract, agreement, commitment, arrangement or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected in any way, or under which it or its respective assets, business or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute a default except, in each case, for defaults that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer.

(w)
Environmental Matters.  Except as otherwise disclosed in Section 4.01(w) of the Buyer Disclosure Schedule:  (i) Buyer and the Buyer Subsidiaries, to their actual knowledge, are and have been at all times in compliance in all material respects with all applicable Environmental Laws and, to the actual knowledge of Buyer, neither Buyer nor any Buyer Subsidiary has engaged in any activity in violation of any applicable Environmental Law, except for failures to be in compliance that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer; (ii)(A) no investigations, inquiries, orders, hearings, actions or other proceedings by or before any court or Governmental Authority are pending or, to the actual knowledge of Buyer, have been threatened in connection with any of Buyer’s or any Buyer Subsidiary’s activities and any Buyer Real Properties or improvements thereon, and (B) to the actual knowledge of Buyer, no investigations, inquiries, orders, hearings, actions or other proceedings by or before any court or Governmental Authority are pending or threatened in connection with any real properties in respect of which any Buyer Subsidiary has foreclosed or holds a mortgage or mortgages (hereinafter referred to as the “Buyer Subsidiary Real Estate Collateral”); (iii) no claims are pending or, to the actual knowledge of Buyer, threatened by any third party against Buyer, any Buyer Subsidiary or with respect to the Buyer Real Properties or improvements thereon, or, to the actual knowledge of Buyer, the Buyer Subsidiary Real Estate Collateral or improvements thereon, relating to damage, contribution, cost recovery, compensation, loss, injunctive relief, remediation or injury resulting from any Hazardous Substance (which have not been resolved to the satisfaction of the involved parties and which have had or are reasonably expected to have a material adverse effect on Buyer or any Buyer Subsidiary; (iv) to the actual knowledge of Buyer, no Hazardous Substances have been integrated into the Buyer Real Properties or improvements thereon or any component thereof, or the Buyer Subsidiary Real Estate Collateral or improvements thereon or any component thereof, in such manner or quantity as may reasonably be expected to pose a threat to human health or the value of the real property and improvements; and (v) neither Buyer nor any Buyer Subsidiary has actual knowledge that (A) any of the Buyer Real Properties or improvements thereon, or the Buyer Subsidiary Real Estate Collateral or improvements thereon, has been used for the treatment, storage or disposal of Hazardous Substances or has been contaminated by Hazardous Substances in a manner or extent that would require investigation or remediation under any applicable Environmental Law, (B) any of the business operations of Buyer or any Buyer Subsidiary have contaminated lands, waters or other property of others with Hazardous Substances in a manner or extent that would require investigation or remediation under any applicable Environmental Law, or (C) any of the Buyer Real Properties or improvements thereon, or the Buyer Subsidiary Real Estate Collateral or improvements thereon, have in the past or presently contain underground storage tanks, asbestos-containing materials or PCB-containing materials or equipment, which in any event would reasonably be expected to have a material adverse effect on Buyer.

(x)
Buyer Information.  True and complete copies of all documents listed in the Buyer Disclosure Schedule have been made available or provided to Seller.  The books of account, stock record books and other financial and corporate records of Buyer and the Buyer Subsidiaries, all of which have been made available to Seller, are complete and correct in all material respects, including the maintenance of a system of internal accounting controls sufficient to provide reasonable assurance that transactions are executed with its management’s authorizations and such books and records are accurately reflected in all material respects in the Buyer Filed SEC Documents.

(y)
CRA Compliance.  Neither Buyer nor any Buyer Subsidiary has received any notice of non-compliance with the applicable provisions of the CRA and the regulations promulgated thereunder.  As of the date hereof, Buyer is “well-capitalized” (as that term is defined at 12 C.F.R. 225.2(r)) and it and each Buyer Subsidiary has received a CRA rating of “satisfactory” or better from the FDIC in its most recent examination.  Buyer knows of no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Buyer or any Buyer Subsidiary to receive any notice of non-compliance with such provisions or cause the CRA rating of Buyer or any Buyer Subsidiary to decrease below the “satisfactory” level.

(z)
Ownership of Seller Shares.  As of the date hereof, except as otherwise disclosed in Section 4.01(z) of the Buyer Disclosure Schedule, neither Buyer nor, to the actual knowledge of Buyer, any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially owns, directly or indirectly, any Seller Shares, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any Seller Shares.

(aa)
Bank Secrecy Act; Patriot Act; Money Laundering.  Neither Buyer nor any Buyer Subsidiary has any reason to believe that any facts or circumstances exist which would cause Buyer or the Buyer Subsidiaries to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law.  Furthermore, the Board of Directors of Buyer Sub has adopted and Buyer Sub has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures, that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the Patriot Act.

(bb)
Investment Management and Related Activities. Except as set forth on Section 4.01(bb) of the Buyer Disclosure Schedule, none of Buyer, any of the Buyer Subsidiaries or Buyer’s or the Buyer Subsidiaries’ respective directors, officers or employees is required to be registered, licensed or authorized under the laws or regulations issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

(cc)
Disclosure. No representation or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing, including but not necessarily limited to the Buyer Disclosure Schedule and, including, without limitation, the Buyer SEC Documents as the same may be updated as of the date hereof, furnished to Buyer pursuant to the provisions hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein not misleading.

(dd)	Adequate Shares; No Financing Required

As of the date hereof and as of the Effective Time, Buyer has sufficient authorized but unissued shares of Buyer Stock to issue the aggregate number of shares of Buyer Stock to be issued in the Merger.  Buyer has the aggregate or readily available financing to fund the cash consideration to be paid in the Merger.

ARTICLE FIVE

FURTHER COVENANTS OF SELLER

5.01.           Operation of Business

Seller covenants to Buyer that, throughout the period from the date of this Agreement to and including the Closing, except as expressly contemplated or permitted by this Agreement or to the extent that Buyer shall otherwise consent in writing:

(a)
Conduct of Business.  Seller’s business, and the business of the Seller Subsidiaries, will be conducted only in the ordinary and usual course consistent with past practice.  Seller shall not, and shall cause the Seller Subsidiaries not to, take any action which would be inconsistent with any representation or warranty of Seller set forth in this Agreement or which would cause a breach of any such representation or warranty if made at or immediately following such action, subject to such exceptions as do not, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer or on the Surviving Corporation following the Effective Time or except, in each case, as may be required by applicable law or regulation.

(b)
Changes in Business and Capital Structure.  Except (i) as set forth in Section 5.01(b) of the Seller Disclosure Schedule, (ii) as expressly contemplated by this Agreement or (iii) as consented to in writing by Buyer (which consent shall not be unreasonably withheld), Seller will not, and will cause the Seller Subsidiaries not to:

(i)
sell, transfer, mortgage, pledge or subject to any lien or otherwise encumber any of the assets of Seller or the Seller Subsidiaries, tangible or intangible, which are material, individually or in the aggregate, to Seller except for (A) internal reorganizations or consolidations involving existing subsidiaries that would not be likely to present a material risk of any material delay in the receipt of any required regulatory approval, (B) securitization activities in the ordinary course of business, (C) the sale of loans, loan participations and real estate owned in the ordinary course of business, and (D) other dispositions of assets, including subsidiaries, if the fair market value of the total consideration received therefrom does not exceed in the aggregate, $50,000;

(ii)	make any capital expenditure or capital additions or betterments which exceed $50,000 in the aggregate;

(iii)
become bound by, enter into, or perform any material contract, commitment or transaction which, if so entered into, would be reasonably likely to (A) have a material adverse effect on Seller, (B) impair in any material respect the ability of Seller to perform its obligations under this Agreement or (C) prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(iv)
declare, pay or set aside for payment any dividends or make any distributions on its capital shares issued and outstanding other than (1) quarterly cash dividends on Seller Shares in respect of each fiscal quarter ending on or after June 30, 2012 in an amount not to exceed $0.02 per Seller Share, (2) regular quarterly cash dividends on the Series B Preferred Stock in accordance with the terms thereof, (3) dividends from any Seller Subsidiary to Seller and (4) in connection with and as required by the terms of the trust preferred securities issued by a Seller Subsidiary;

(v)
purchase, redeem, retire or otherwise acquire any of its capital shares other than pursuant to rights of repurchase granted to Seller, put rights granted to any of its employees or former employees, pursuant to the Seller Stock Option and Benefit Plans or pursuant to the cashless exercise of any Seller Stock Option or in settlement of any withholding obligation in connection with any Seller Stock Option and Benefit Plan;

(vi)
issue or grant any option or right to acquire any of its capital shares (other than the issuance of Seller Shares pursuant to the exercise of Seller Stock Options outstanding as of the date of this Agreement) or effect, directly or indirectly, any share split or share dividend, recapitalization, combination, exchange of shares, readjustment or other reclassification;

(vii)	amend or propose to amend its Articles of Incorporation, Bylaws or other governing documents except as otherwise expressly contemplated by this Agreement;

(viii)	merge or consolidate with any other person or otherwise reorganize, except for the Merger and the Bank Merger;

(ix)
acquire all or any portion of the assets, business, or properties of any other entity other than (A) by way of foreclosures, (B) acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice and (C) internal reorganizations or consolidations involving existing subsidiaries that would not be likely to present a material risk of any material delay in the receipt of any required regulatory approval;

(x)
other than in the ordinary course of business consistent with past practice, enter into, establish, adopt or amend any pension, retirement, stock option, stock purchase, savings, profit-sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any Seller Director, Seller Officer or Seller Employee, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder; provided, however, that Seller may take such actions in order to satisfy either applicable law or contractual obligations, including those arising under its benefit plans, existing as of the date hereof and disclosed in the Seller Disclosure Schedule or regular annual renewals of insurance contracts;

(xi)
announce or pay any general wage or salary increase or bonus, other than normal pay increases and year-end bonuses for the 2012 fiscal year consistent with past practices and not in excess of $200,000 in the aggregate, or enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any Seller Officer, Seller Director or Seller Employee, except, in each case, for changes which are required by applicable law or to satisfy contractual obligations existing as of the date hereof and disclosed in the Seller Disclosure Schedule;

(xii)
incur any long-term indebtedness for money borrowed, guarantee any such long-term indebtedness or issue or sell any long-term debt securities, other than (i) in replacement of existing or maturing debt, (ii) indebtedness of any subsidiary of Seller to

Seller or another subsidiary of Seller, or (iii) in the ordinary course of business consistent with past practice;

(xiii)	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(xiv)
change its existing deposit policy or incur deposit liabilities, other than deposit liabilities incurred in the ordinary course of business consistent with past practice, or accept any brokered deposit having a maturity longer than 365 days, other than in the ordinary course of business;

(xv)
other than in accordance with Seller’s business plans existing prior to the date of this Agreement, copies of which are set forth in Section 5.01(b) of the Seller Disclosure Schedule, sell, purchase, enter into a lease, relocate, open or close any banking or other office, or file any application pertaining to such action with any Regulatory Authority;

(xvi)
change any of its commercial or consumer loan policies in any material respect, including credit underwriting criteria, or make any material exceptions thereto, unless so required by applicable law or any Governmental Authority;

(xvii)	purchase or sell any mortgage loan servicing rights other than in the ordinary course of business;

(xviii)
commence or settle any material claim, action or proceeding, except settlements involving only monetary remedies in amounts, in the aggregate, that are not material to Seller and the Seller Subsidiaries;

(xix)
adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or reorganization, or resolutions providing for or authorizing such a liquidation, dissolution, restructuring, recapitalization or reorganization;

(xx)
make or change any Tax election, file any amended Tax Return, fail to timely file any Tax Return, enter into any closing agreement, settle or compromise any liability with respect to Taxes, agree to any adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(xxi)
(1) knowingly take any action that would, or would be reasonably likely to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or (2) knowingly take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article Eight not being satisfied, or (z) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law;

(xxii)	enter into any agreement to do any of the foregoing;

(xxiii)
subsequent to March 31, 2012, incur impairment charges under GAAP on its portfolio of trust preferred securities (collateralized debt obligations and individual bank trust preferred securities), private label mortgage backed securities and/or bank equity securities, recorded in either non-interest income or as part of other comprehensive income, in shareholders’ equity, in an amount in excess of $3.8 million; or

(xxiv)
(A) have total non-performing assets (defined as non-accrual loans, accruing troubled debt restructurings, loans past due 90 days or more and still accruing, and other real estate owned) exceeding $32.5 million at the month end immediately prior to the Effective Time.  For purposes of this Subsection 5.01(b)(xxiv), any non-performing assets that have been approved for sale as set forth in Section 5.09 and sold prior to the Effective Time or expected to be sold within 15 calendar days after the Effective Time shall be excluded from total non-performing assets; and (B) have net charge-offs during the period from the date of this Agreement to the Effective Time exceeding an aggregate of $2.0 million if the Effective Time occurs on or before December 31, 2012; provided, however, that if the Effective Time occurs after December 31, 2012, such $2.0 million limit shall be increased by an additional $200,000 per month until the Effective Time.  For purposes of this Subsection 5.01(b)(xxiv), any charges taken between the date of this Agreement and the Effective Time as a result of approved sales of non-performing assets as set forth in Section 5.09 shall be excluded from net charge-offs.

(c)
Maintenance of Property.  Seller shall, and shall cause the Seller Subsidiaries to, use commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted, except with respect to such properties and facilities, the loss of which would not have a material adverse effect on Seller.

(d)
Performance of Obligations.  Seller shall, and shall cause the Seller Subsidiaries to, perform all of their respective obligations under all agreements relating to or affecting their respective properties, rights and businesses, except where nonperformance would not have a material adverse effect on Seller.

(e)
Maintenance of Business Organization.  Seller shall, and shall cause the Seller Subsidiaries to, use commercially reasonable efforts to maintain and preserve their respective business organizations intact, to retain present key Seller Employees and to maintain the respective relationships of customers, suppliers and others having business relationships with them.

(f)
Insurance.  Seller shall, and shall cause the Seller Subsidiaries to, maintain insurance coverage with reputable insurers, which, in respect of the amounts, premiums, types and risks insured, were maintained by them at the Seller Balance Sheet Date, and upon the renewal or termination of such insurance, Seller shall, and shall cause the Seller Subsidiaries to, use commercially reasonable efforts to renew or replace such insurance coverage with reputable insurers, in respect of amounts, premiums, types and risks insured which are no less favorable than those maintained by Seller and the Seller Subsidiaries at the Seller Balance Sheet Date.

(g)
Access to Information.  Seller shall, and shall cause the Seller Subsidiaries to, afford to Buyer and to Buyer’s officers, employees, investment bankers, attorneys, accountants and other advisors and representatives reasonable and prompt access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all their respective properties, assets, books, contracts, commitments, directors, officers, employees, attorneys, accountants, auditors, other advisors and representatives and records and, during such period, Seller shall, and shall cause the Seller Subsidiaries to, make available to Buyer on a prompt basis (i) a copy of each report, schedule, form, statement and other document filed or received by it during such period pursuant to the requirements of domestic or foreign (whether national, federal, state, provincial, local or otherwise) laws and (ii) all other information concerning its business, properties and personnel as Buyer may reasonably request (including the financial and tax work papers of S.R. Snodgrass, A.C., provided that Buyer complies with any and all reasonable requirements S.R. Snodgrass, A.C. may have);; provided, however, that Buyer shall not unreasonably interfere with Seller’s business operations.  Seller and the Seller Subsidiaries shall not be required to provide access to or to disclose information where such access or disclosure would result in the loss of the attorney-client privilege of Seller or the Seller Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

(h)
Qualification as a Section 368(a) Reorganization.  Buyer and Seller shall use their respective best efforts to cause the Merger to qualify as a reorganization with the meaning of Section 368(a) of the Code.

5.02.           Notification

Between the date of this Agreement and the Closing Date, Seller shall promptly notify Buyer in writing if Seller becomes aware of any fact or condition that (a) causes or constitutes a breach in any material respect of any of Seller’s or Seller Sub’s representations and warranties or (b) would (except as expressly contemplated by this Agreement) cause or constitute a breach in any material respect of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  Should any such fact or condition require any change in the Seller Disclosure Schedule, Seller shall promptly deliver to Buyer a supplement to the Seller Disclosure Schedule specifying such change (“Updated Seller Disclosure Schedule”); provided, however, that the disclosure of such change in the Updated Seller Disclosure Schedule shall not be deemed to constitute a cure of any breach of any representation or warranty made pursuant to this Agreement unless consented to in writing by Buyer.  During the same period, Seller shall promptly notify Buyer of (i) the occurrence of any breach in any material respect of any of Seller’s or Seller Sub’s covenants contained in this Agreement, (ii) the occurrence of any event that may make the satisfaction of the conditions in this Agreement impossible or unlikely in any material respect or (iii) the occurrence of any event that is reasonably likely, individually or taken with all other facts, events or circumstances known to Seller, to result in a material adverse effect with respect to Seller.

5.03.           No Solicitation

(a)           Seller shall not and shall cause Seller Sub and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents of Seller and Seller Sub (collectively, the “Seller Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (as defined below); (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any person (other than Buyer) any information or data with respect to Seller or the Seller Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Seller is a party; (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal; or (v) take any action to render the provisions of any Takeover Laws inapplicable to any person (other than Buyer or the Buyer Subsidiaries) or group in connection with any Acquisition Proposal. Any violation of the foregoing restrictions by any of the Seller Representatives, whether or not such Seller Representative is so authorized and whether or not such Seller Representative is purporting to act on behalf of Seller or otherwise, shall be deemed to be a breach of this Agreement by Seller. Seller and Seller Sub shall, and shall cause each of the Seller Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Buyer), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Seller or Seller Sub; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Seller or the Seller Subsidiaries representing, in the aggregate, twenty percent (20%) or more of the assets of Seller and the Seller Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition (including by way of merger, consolidation, share exchange or any similar transaction) of securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty percent (20%) or more of the votes attached to the outstanding securities of Seller or the Seller Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty percent (20%) or more of any class of equity securities of Seller or the Seller Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b)           Notwithstanding the provisions of Section 5.03(a), Seller may take any of the actions described in clause (ii) of Section 5.03(a) if, but only if, (i) Seller has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 5.03; (ii) Seller’s Board of Directors (the “Seller Board”) determines in good faith, after consultation with and having considered the advice of its outside legal counsel and Seller’s Financial Advisors, that it is required to take such actions to comply with its fiduciary duties to Seller’s shareholders under applicable law; (iii) Seller has provided Buyer with at least two (2) business days prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to Seller or the Seller Subsidiaries or otherwise relating to an Acquisition Proposal, Seller receives from such person a confidentiality agreement with terms no less favorable to Seller than those contained in the confidentiality agreement between Seller and Buyer. Seller shall promptly provide to Buyer any non-public information regarding Seller or the Seller Subsidiaries provided to any other person which was not previously provided to Buyer, such additional information to be provided no later than the date of provision of such information to such other party.

(c)           Seller shall promptly (and in any event within twenty-four (24) hours) notify Buyer in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Seller or the Seller Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, such notice shall include copies of such materials (including e-mails or other electronic communications) unless (i) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (ii) disclosure of such materials jeopardizes the attorney-client privilege or (iii) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree). Seller shall keep Buyer informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).
(d)           Neither the Seller Board nor any committee thereof shall (i) withdraw, withhold, qualify or modify, or propose to withdraw, withhold, qualify or modify, in a manner adverse to Buyer in connection with the transactions contemplated by this Agreement (including the Merger and the Bank Merger), the Seller Board Recommendation (as defined in Section 7.06(f)), or make any statement, filing or release, in connection with the Seller Meeting (as defined in Section 7.06(e)) or otherwise, inconsistent with the Seller Board Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Seller Board Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause Seller or the Seller Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction or (B) requiring Seller to abandon, terminate or fail to consummate the Merger, the Bank Merger or any other transaction contemplated by this Agreement. Notwithstanding the foregoing, nothing contained herein shall prohibit Seller or the Seller Board from complying with Seller’s obligations required under Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act

(e)           Notwithstanding the provisions of Section 5.03(d), prior to the date of the Seller Meeting (as defined in Section 7.06(e)), the Seller Board may approve or recommend to the shareholders of Seller a Superior Proposal (as defined below) and withdraw, qualify or modify the Seller Board Recommendation in connection therewith (a “Seller Subsequent Determination”) after the fifth business day following Buyer’s receipt of a notice (the “Notice of Superior Proposal”) from Seller advising Buyer that the Seller Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.03) constitutes a Superior Proposal (it being understood that Seller shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that Seller proposes to accept) if, but only if, (i) the Seller Board has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and Seller’s Financial Advisors, that it is required to take such actions to comply with its fiduciary duties to Seller’s shareholders under applicable law, (ii) during the three (3) business day period after receipt of the Notice of Superior Proposal by Buyer, Seller and the Seller Board shall have cooperated and negotiated in good faith with Buyer to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable Seller to proceed with the Seller Board Recommendation without a Seller Subsequent Determination; provided, however, that Buyer and Seller shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement, and (iii) at the end of such five (5) business day period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Buyer since its receipt of such Notice of Superior Proposal, the Seller Board has again in good faith made the determination (A) in clause (i) of this Section 5.03(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the Seller Board Recommendation or the making of a Seller Subsequent Determination by the Seller Board shall not change the approval of the Seller Board for purposes of causing any Takeover Laws to be inapplicable to this Agreement and the Voting

Agreements and the transactions contemplated hereby and thereby, including the Merger and the Bank Merger.
For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Seller Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and Seller’s Financial Advisors (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Seller common stock or all, or substantially all, of the assets of Seller and the Seller Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the Seller Shares that is more favorable, from a financial point of view, than the consideration to be paid to Seller’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing that has not been committed and (B) is, in light of the other terms of such proposal, more favorable to Seller’s shareholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

5.04.           Delivery of Information

Seller shall furnish to Buyer promptly after such documents are available:  (a) all reports, proxy statements or other communications by Seller to its shareholders generally; and (b) all press releases relating to any transactions.

5.05.           Takeover Laws; Poison Pill

Seller shall take all necessary steps to (a) exempt (or cause the continued exemption of) this Agreement, the Voting Agreements, the Merger and the Bank Merger from the requirements of any Takeover Law applicable to it and comparable provisions in the Articles of Incorporation or Bylaws of Seller or Seller Sub and any “Rights Agreement,” “Poison Pill” or similar anti-takeover agreement or plan to which the Seller or Seller Sub is a party, and (b) assist in any challenge by Buyer to the validity, or applicability to the Merger or the Bank Merger, of any Takeover Law.

5.06.           No Control

Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of Seller or the Seller Subsidiaries prior to the Effective Time.  Prior to the Effective Time, each of Seller and Buyer shall exercise, consistent with the terms of this Agreement, complete control and supervision over its and its subsidiaries respective operations.

5.07.           Exchange Listing

Seller shall take all necessary actions, and Buyer shall provide reasonable cooperation in connection with same, in order to effect the delisting of the Seller Shares from the Nasdaq GM effective contemporaneously with the Effective Time.

5.08.           Section 16 Votes

Prior to the Effective Time, Seller shall approve in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any disposition of equity securities of Seller (including derivative securities) resulting from the transactions contemplated by this Agreement by each officer and director of Seller who is subject to Section 16 of the Exchange Act.

5.09.           Disposition of Certain Loans

Prior to the Effective Time, Seller shall use its commercially reasonable efforts to enter into contracts for the sale of the Loans identified in Section 5.09 of the Seller Disclosure Schedule conditioned on the consummation of the Merger in accordance with the terms of this Agreement, which Loans have been selected by Buyer and Seller for potential disposition, on terms reasonably satisfactory to Buyer and Seller; provided, however, that nothing herein shall require any such sale prior to the consummation of the Merger if Seller determines any such sale to be contrary to safe and sound banking practice.  Buyer shall indemnify Seller and Seller Sub for any fees, expenses and charges incurred by Seller in connection therewith if the Merger is not consummated in accordance with the terms of this Agreement.

5.10.           Dividend Reinvestment

Seller shall use its best efforts to suspend the acceptance of dividends and other contributions of participants in the DRIP effective as soon as practicable after the date of this Agreement. In addition, prior to the Effective Time, Seller shall take such action as is necessary to terminate the DRIP and shall distribute all Seller Shares and the value of all cash held in participant’s plan accounts in accordance with the terms of the DRIP.

5.11.           ESOP and 401(k) Matters

(a)           ESOP Matters.  Seller’s Employee Stock Ownership Plan (the “ESOP”) shall be terminated by Seller in accordance with its terms effective as of the Effective Time and other appropriate amendments thereto necessary to effectuate such ESOP termination. Seller shall continue to make contributions to the ESOP in accordance with applicable accruals and in the ordinary course of business as disclosed in Section 3.01(t) of the Seller Disclosure Schedule.  The accounts of all participants and beneficiaries in the ESOP as of the Effective Time shall become fully vested as of the Effective Time. Any Seller Shares held in the ESOP shall be converted into the Common Stock Merger Consideration and shall be allocated to the accounts of ESOP participants who have account balances in the ESOP in accordance with the applicable provisions of the ESOP. As soon as practicable, Seller shall prepare and file  or cause to be filed all necessary documents with the IRS for a determination letter with respect to the termination of the ESOP. As soon as practicable following the Effective Time or the receipt of a favorable determination letter from the IRS regarding the qualified status of the ESOP upon its termination, the account balances in the ESOP shall be either distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct.  Buyer shall permit Continuing Employees to rollover their account balances in the ESOP to the Buyer Employee Stock Ownership Plan.

(b)           401(k) Plan Matters.  Seller and Seller Sub shall take all actions necessary to terminate their 401(k) Plan (the “401(k) Plan”) effective as of or immediately prior to the Effective Time. The accounts of all participants and beneficiaries in the 401(k) Plan as of the Effective Time shall become fully vested upon termination of the 401(k) Plan. As soon as practicable following the Effective Time or the receipt of a favorable determination letter from the IRS regarding the qualified status of the 401(k) Plan upon its termination, the account balances in the 401(k) Plan shall be either distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct.  Buyer agrees to permit Continuing Employees to rollover their account balances in the 401(k) Plan to the Buyer’s 401(k) plan

ARTICLE SIX

FURTHER COVENANTS OF BUYER

6.01.           Access to Information

Buyer shall furnish to Seller promptly after such documents are available:  (i) all reports, proxy statements or other communications by Buyer to its shareholders generally; and (ii) all press releases relating to any transactions.

6.02.           Opportunity of Employment; Employee Benefits

(a)
Buyer agrees to use its commercially reasonable efforts to continue the employment of at least a majority of the Seller Employees after the Merger.  Employees of Seller and Seller Sub (other than employees who are otherwise parties to employment, severance or change in control agreements) (i) who are not offered the opportunity to continue as employees following the Effective Time or (ii) who are terminated without cause within one year after the Effective Time, shall be entitled to receive (A) the severance compensation set forth in Section 6.02(a) of the Buyer Disclosure Schedule, (B) accrued benefits, including vacation pay, through the date of separation, and (C) any rights to continuation of medical coverage to the extent such rights are required under applicable federal or state law and subject to the employee’s compliance with all applicable requirements for such continuation coverage, including payment of all premiums or other expenses related to such coverage.  In addition, employees of Seller and Seller Sub (other than employees who are otherwise parties to employment, severance or change in control agreements) (i) who are not offered the opportunity to continue as employees following the Effective Time or (ii) who are terminated without cause within ninety (90) calendar days after the Effective Time, shall be entitled to receive outplacement consultation services of a type and nature to be agreed upon by Seller and Buyer prior to the Effective Time and with a cost of up to $1,500 for each such employee of Seller or Seller Sub.  Nothing in this Section 6.02 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give said employees any rights other than as employees at will under Pennsylvania law and said employees shall not be deemed to be third-party beneficiaries of this provision.  From and after the Effective Time, the Employees of Seller and Seller Sub who remain employees of Buyer or any Buyer Subsidiary after the Effective Time (including employees who are parties to employment or change in control agreements) (“Continuing Employees”) shall be provided with employee benefits that are substantially similar to employee benefits provided to other employees under the Buyer Compensation and Benefit Plans (excluding for this purpose any equity-based incentive plans).  Each Continuing Employee shall be credited with years of service with Seller or Seller Sub for purposes of eligibility and vesting (but not for benefit accrual purposes) in the employee benefit plans of Buyer, and shall retain the vacation accrual earned under Seller’s vacation policy as of the Effective Time so that such Continuing Employee shall receive under Buyer’s vacation policy a vacation benefit no less than what such Continuing Employee had earned under Seller’s vacation policy as of the Effective Time; provided, however, that any future accrual of benefits shall be in accordance with Buyer’s vacation policy, subject to carryover limitations applicable to such future accruals.  In addition, Continuing Employees who become eligible to participate in a Buyer Compensation and Benefit Plan following the Effective Time (i) shall receive full credit under such plans for any deductibles, co-payments and out-of-pocket expenses incurred by such employees and their respective dependents under the applicable Compensation and Benefit Plan during the portion of the applicable plan year prior to such participation, and (ii) shall not be subject to any exclusion or penalty for pre-existing conditions that were covered under Compensation and Benefit Plans immediately prior to the Effective Time, or to any waiting period relating to such coverage.  For purposes of clarification, and not by way of limitation, all Continuing Employees shall commence participation in Buyer’s Employee Stock Ownership Plan (the “Employee Stock Ownership Plan”) as of the Effective Time, but such Continuing Employees shall not be eligible to participate in Buyer’s Defined Benefit Pension Plan (the “Defined Benefit Pension Plan”), participation in which has been frozen since July 31, 2007.  The foregoing covenants shall survive the Merger, and Buyer shall, before the Effective Time, adopt resolutions that amend its tax-qualified retirement plans to the extent necessary to provide for the service credits applicable to Continuing Employees referenced herein.

(b)
The Buyer and the Surviving Bank Corporation shall honor and assume the employment agreements, severance agreements, salary continuation agreements and officer group term life insurance agreements in effect as of the date hereof between Seller or Seller Sub and the individuals listed on Section 6.02(b) of the Seller Disclosure Schedule; provided, however, that if any payments under such agreements would be nondeductible by reason of Section 162(m) of the Code or otherwise if paid prior to or at the Effective Time by reason of the Merger, Buyer shall have the option to employ such applicable individual as non-executive Continuing Employees of Buyer or Buyer Bank and to make such payments immediately upon termination of employment of such non-executive Continuing Employees as an employee of Buyer or Buyer Bank.  Further, Buyer shall enter into non-competition agreements in the form set forth at Section 6.02(b) of the Seller Disclosure Schedule with such individuals detailed therein.

(c)
As of the Effective Time, Buyer shall succeed Seller as sponsor and administrator of the Compensation and Benefit Plans and shall take such action as necessary to effectuate such changes.  Subject to Section 6.02(a), Buyer may terminate, merge or amend any Compensation and Benefit Plan or may cease contributions to any Compensation and Benefit Plan to the extent permitted by applicable law; provided, however, that Buyer will provide any benefits to which Seller Employees or their respective spouses, former spouses or other qualifying beneficiaries may be entitled by reason of qualifying events occurring prior to, on or after the Effective Time by virtue of any provisions of any employee welfare benefit plan or group insurance contract or any laws, statutes or regulations requiring any continuation of benefit coverage upon the happening of certain events, such as the termination of employment or change in beneficiary or dependent status, including, without limitation, such requirements under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, from and after the Effective Time through the remaining legally-required period of coverage.

6.03.           Exchange Listing

Buyer shall file a listing application with the Nasdaq for the Buyer Shares to be issued to the former holders of Seller Shares in the Merger at the time prescribed by applicable rules and regulations of the Nasdaq, and shall use all commercially reasonable efforts to cause the Buyer Shares to be issued in connection with the Merger to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Closing Date.  In addition, Buyer will use its best efforts to maintain its listing on the Nasdaq.

6.04.           Notification

Between the date of this Agreement and the Closing Date, Buyer shall promptly notify Seller in writing if Buyer becomes aware of any fact or condition that (i) causes or constitutes a breach in any material respect of any of Buyer’s or Buyer Sub’s representations and warranties or (ii) would (except as expressly contemplated by this Agreement) cause or constitute a breach in any material respect of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  Should any such fact or condition require any change in the Buyer Disclosure Schedule, Buyer shall promptly deliver to Seller a supplement to the Buyer Disclosure Schedule specifying such change (“Updated Buyer Disclosure Schedule”); provided, however, that the disclosure of such change in the Updated Buyer Disclosure Schedule shall not be deemed to constitute a cure of any breach of any representation or warranty made pursuant to this Agreement unless consented to in writing by Seller.  During the same period, Buyer shall promptly notify Seller of (i) the occurrence of any breach in any material respect of any of Buyer’s or Buyer Sub’s covenants contained in this Agreement, (ii) the occurrence of any event that may make the satisfaction of the conditions in this Agreement impossible or unlikely in any material respect or (iii) the occurrence of any event that is reasonably likely, individually or taken with all other facts, events or circumstances known to Buyer, to result in a material adverse effect with respect to Buyer.

6.05.           Takeover Laws

Buyer shall take all necessary steps to (a) exempt (or cause the continued exemption of) this Agreement, the Merger and the Bank Merger from the requirements of any Takeover Law and from any provisions under its Articles of Incorporation and Bylaws, as applicable, by action of the Board of Directors of Buyer or otherwise, and (b) assist in any challenge by Seller to the validity, or applicability to the Merger or the Bank Merger, of any Takeover Law.

6.06.           Officers’ and Directors’ Indemnification and Insurance

(a)
For a period of six years following the Effective Time, Buyer shall, to the fullest extent permitted by applicable law and Seller’s Articles of Incorporation and Bylaws, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a Seller Director or a Seller Officer (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time; provided that any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under applicable law or Seller’s Articles of Incorporation and Bylaws for indemnification shall be made by the court in which the claim, action, suit or proceeding was brought or by independent counsel (which shall not be counsel that provides material services to Buyer) selected by Buyer and reasonably acceptable to such Indemnified Party.

(b)
If Buyer, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfers or conveys all or substantially all its properties and assets to any person or (iii) transfers, by means of a distribution, sale, assignment or other transaction, all of the stock of the Surviving Corporation or all or substantially all of its assets, to any person, then, and in each such case, Buyer shall cause proper provision to be made so that the successor and assign of Buyer or the Surviving Corporation assumes the obligations set forth in this Section and in such event all references to the Surviving Corporation in this Section shall be deemed a reference to such successor and assign.

(c)
For a period of six years from the Effective Time, Buyer shall provide that portion of directors’ and officers’ liability insurance that serves to reimburse the Seller Officers and Seller Directors (determined as of the Effective Time) (as opposed to Seller) with respect to claims against the such Seller Officers and Seller Directors arising from facts or events which occurred before the Effective Time, on terms no less favorable than those in effect on the date hereof; provided, however, that Buyer may substitute therefor policies providing at least comparable coverage containing terms and conditions no less favorable than those in effect on the date hereof; provided, however that in no event shall Buyer be required to expend more than an aggregate of $100,000 (the “Insurance Amount”) to maintain or procure such directors’ and officers’ liability insurance coverage; provided, further, that if Buyer is unable to maintain or obtain the insurance called for by this Section 6.06(c), Buyer shall obtain as much comparable insurance as, in the good faith judgment of the Surviving Corporation’s board, is available based on the Insurance Amount.

(d)
Any Indemnified Party wishing to claim indemnification under Section 6.06(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Buyer thereof; provided that the failure so to notify shall not affect the obligations of Buyer under Section 6.06(a) unless and only to the extent that Buyer is actually and materially prejudiced as a result of such failure.

(e)
The provisions of this Section 6.06 shall survive consummation of the Merger and are intended to be for the benefit of, and to grant third party rights to, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.07.	Appointment of Seller Director to Board of Directors; Advisory Board

(a)
Buyer shall appoint one of the current directors of Seller (the “Seller Appointee”) to the Board of Directors of Buyer at the first meeting of such board held after the Effective Time.  The Seller Appointee shall serve until the next meeting of the shareholders of Buyer and Buyer shall include the Seller Appointee on the list of nominees for which Buyer’s Board of Directors shall solicit proxies at such meeting and subsequent meetings until the Seller Appointee has served a full three-year term, unless such person earlier resigns or is removed for cause.  The Seller Appointee shall be Richard Spencer.

(b)
Buyer shall cause Seller Sub to (i) create an advisory board for Greater Pittsburgh, Pennsylvania market after the Effective Time, (ii) appoint each then current director of Seller to such advisory board, (iii) maintain such advisory board as so composed for at least one year after the Effective Time, and (iv) except for the Seller Appointee, provide such advisory board members with compensation equal, on an annual basis, to the aggregate amount of board annual stipend and board meeting fees (excluding committee fees) received generally by members of the Board of Directors of Seller, as applicable, in the fiscal year ended September 30, 2011 for service on the Board of Directors of Seller and Seller Sub.  In addition, in the event a vacancy should arise on the Board of Directors of Buyer within one year after the Effective Time, Buyer will consider for nomination, but will have no obligation to nominate, a member of the advisory board for the Greater Pittsburgh market area.

6.08.       Operation of Business

                      Buyer’s business, and the business of each of the Buyer Subsidiaries, will be conducted only in the ordinary and usual course consistent with past practice.  Without the written consent of Seller, Buyer shall not, and shall cause each of the Buyer Subsidiaries not to, take any action which would have, individually or in the aggregate, a material adverse effect on Buyer or on the Surviving Corporation or except, in each case, as may be required by applicable law or regulation.  In addition, Buyer shall use reasonable efforts to cause the Merger to qualify as a reorganization with the meaning of Section 368(a) of the Code.

6.09.       Buyer Forbearances

From the date hereof until the Effective Time, except as set forth in the Buyer Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of Seller, Buyer will not, and will cause the Buyer Subsidiaries not to, knowingly take any action that would, or would be reasonably likely to, (i) prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article Eight not being satisfied, or (z) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law.

6.10           Seller Shares and Series B Preferred Stock

Buyer or Buyer Bank shall vote or cause to be voted all Seller Shares and all shares of Series B Preferred Stock (to the extent the Series B Preferred Stock has voting rights) owned by them directly or indirectly or for which they have voting authority as of the record date for the Seller Meeting in favor of this Agreement and the Merger.

6.11           Retention of Management Employees

If the Seller Preferred Stock has not been repurchased or redeemed from the US Treasury by the Seller or the Buyer at least one calendar day prior to the Effective Time, Seller shall in any event continue the employment of such management employees as detailed at Section 6.11 of the Seller Disclosure Schedule under the terms of their existing employment agreements and change in control agreements as Continuing Employees for a period of not less than 30 calendar days following the Effective Time.

ARTICLE SEVEN

FURTHER OBLIGATIONS OF THE PARTIES

7.01.           Confidentiality

Except for the use of information in connection with the Registration Statement described in Section 7.06 hereof and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of Buyer and Seller, and by the directors, officers, employees, advisors and representatives of Buyer and Seller and their respective Subsidiaries (the “Representatives”) pursuant to the terms of this Agreement, shall be kept in strictest confidence; provided that subsequent to the filing of the Registration Statement with the SEC, this Section 7.01 shall not apply to information included in the Registration Statement or to be included in the Proxy Statement/Prospectus to be sent to the shareholders of Seller under Section 7.06.  Seller and Buyer agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement.  Seller and Buyer shall, and shall cause their respective Representatives to, hold the Information in strictest confidence and not use, and not disclose directly or indirectly any of such Information except when, after and to the extent such Information (i) is or becomes generally available to the public other than through the failure of Seller or Buyer to fulfill its obligations hereunder, (ii) was already known to the party receiving the Information on a nonconfidential basis prior to the disclosure or (iii) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information.  In the event the transactions contemplated by this Agreement are not consummated, Seller and Buyer shall return promptly all copies of the Information provided to the other.

7.02.           Necessary Further Action

Each of Seller, Seller Sub, Buyer Sub and Buyer shall use its best efforts to take, or cause to be taken, all necessary actions and execute all additional documents, agreements and instruments required to consummate the transactions contemplated in this Agreement.

7.03.           Cooperative Action

Subject to the terms and conditions of this Agreement, each of Seller, Seller Sub, Buyer Sub and Buyer shall use its best efforts to take, or cause to be taken, all further actions and execute all additional documents, agreements and instruments which may be reasonably required, in the opinion of counsel for Seller and Seller Sub and counsel for Buyer and Buyer Sub, to satisfy all legal requirements of the State of West Virginia, the Commonwealth of Pennsylvania and the United States, so that this Agreement and the transactions contemplated hereby will become effective as promptly as practicable.  In addition, each party shall take such action as may be reasonably required by the other party, if such required action may necessarily and lawfully be taken to reverse the impact of any past action, if such past action would, in the reasonable opinion of each party, adversely impact the ability of the Merger to be characterized as a reorganization under Section 368 of the Code.

7.04.           Satisfaction of Conditions

Each of Buyer, Buyer Sub, Seller and Seller Sub shall use its best efforts to satisfy all of the conditions to this Agreement and to cause the consummation of the transactions described in this Agreement, including making all applications, notices and filings with Governmental Authorities and Regulatory Authorities and taking all steps to secure promptly all consents, rulings and approvals of Governmental Authorities and Regulatory Authorities which are necessary for the performance by each party of each of its obligations under this Agreement and the transactions contemplated hereby.

7.05.           Press Releases

None of Buyer, Buyer Sub, Seller or Seller Sub shall make any press release or other public announcement concerning the transactions contemplated by this Agreement without the consent of the other parties hereto as to the form and contents of such press release or public announcement, except to the extent that such press release or public announcement may be required by law or the rules and regulations of the Nasdaq or the Nasdaq GM to be made before such consent can be obtained.

7.06.           Registration Statements; Proxy Statement; Shareholders’ Meeting

(a)
As soon as reasonably practicable following the date hereof, Buyer shall prepare, in consultation with Seller and with Seller’s cooperation, mutually acceptable proxy material which shall constitute the proxy statement/prospectus relating to the matters to be submitted to Seller’s shareholders at the Seller Meeting (as defined below) (such proxy statement/prospectus and all amendments or supplements thereto, the “Proxy Statement/Prospectus”), and Buyer shall file with the SEC a registration statement on Form S-4 with respect to the issuance of Buyer Shares in the Merger (such registration statement and all amendments or supplements thereto, the “Registration Statement”).  Each of Seller and Buyer shall use all commercially reasonable efforts to cause the Registration Statement including the Proxy Statement/Prospectus to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof.  Buyer also shall use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement.  Seller shall promptly furnish to Buyer all information concerning Seller, the Seller Subsidiaries and the Seller Officers, Seller Directors and shareholders of Seller and Seller Sub as Buyer reasonably may request in connection with the foregoing.  Each of Seller and Buyer shall promptly notify the other upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Registration Statement or the Proxy Statement/Prospectus and shall promptly provide the other with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand.  Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or filing or mailing the Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Seller and Buyer, as the case may be, (i) shall provide the other party with a reasonable opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by such other party, and (iii) shall not file or mail such document or respond to the SEC prior to receiving such other’s approval, which approval shall not be withheld, conditioned or delayed unreasonably.

(b)
Each of Seller and Buyer agrees, as to itself and its respective Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, is filed with the SEC and at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, as of the date such Proxy Statement/Prospectus is mailed to shareholders of Seller and up to and including the date of the meeting of Seller’s shareholders to which such Proxy Statement/Prospectus relates, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)
Each of Seller and Buyer shall, if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Registration Statement and the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, promptly inform the other party thereof and to take the necessary steps to correct the Registration Statement and the Proxy Statement/Prospectus.

(d)
Buyer shall advise Seller, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Shares for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(e)
Seller shall, as promptly as practicable following the effective date of the Registration Statement, establish a record date for, duly call, give notice of, use best efforts to convene and hold a meeting of its shareholders (the “Seller Meeting”) for the purpose of adopting this Agreement and approving the transactions contemplated hereby, regardless of whether the Seller Board determines at any time that this Agreement or the Merger is no longer advisable or recommends that the shareholders of Seller reject this Agreement or the Merger.  Seller shall cause the Seller Meeting to be held as promptly as practicable following the effectiveness of the Registration Statement, and in any event not later than 60 days after the effectiveness of the Registration Statement.

(f)
Subject to Section 5.03 hereof, (i) the Seller Board shall recommend that Seller’s shareholders vote to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by Seller’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “Seller Board Recommendation”), and (ii) the Proxy Statement/Prospectus shall include the Seller Board Recommendation.  Without limiting the generality of the foregoing, Seller agrees that its obligations pursuant to this Section 7.06 shall not be affected by the commencement, public proposal, public disclosure or communication to Seller or any other person of any Acquisition Proposal.  Seller shall use reasonable best efforts to obtain the Required Seller Vote (including by retaining an outside proxy solicitation firm at its own cost and expense, which cost shall not affect the amount of the Merger Consideration).

7.07.           Regulatory Applications

Buyer, Buyer Sub, Seller, Seller Sub and their respective subsidiaries shall cooperate and use their respective best efforts to prepare all documentation, to timely effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities and Regulatory Authorities, including as applicable, without limitation, those required to be filed with the Federal Reserve, the FDIC, the West Virginia Division of Banking and the Pennsylvania Department of Banking, as well as pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties, in any event which are necessary to consummate the transactions contemplated by this Agreement.  Each of Buyer and Seller shall have the right to review in advance, and to the extent practicable, each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, and shall be provided in advance so as to reasonably exercise its right to review in advance, all material written information submitted to any third party or any Governmental Authority or Regulatory Authority in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.  Each party hereto shall consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of material matters relating to completion of the transactions contemplated hereby.  Each party shall, upon request, furnish the other party with all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or of its Subsidiaries to any third party or Governmental Authority or Regulatory Authority.

7.08.           Coordination of Dividends

After the date of this Agreement, Seller shall coordinate with Buyer the payment of any dividends authorized under Section 5.01(b)(iv) and the record date and payment dates relating thereto, it being the intention of the parties hereto that the holders of Seller Shares (who will become holders of Buyer Shares following the Closing) shall not receive two dividends, or fail to receive one dividend, from Seller and/or Buyer for any single calendar quarter.

7.09.           Preferred Stock and Warrant Held By U.S. Treasury

Seller and Buyer each shall use its reasonable best efforts to cause or facilitate (a) the purchase by Buyer or one of its Subsidiaries of, or (b) the repurchase or redemption by Seller of, (x) all of the issued and outstanding shares of the Series B Preferred Stock and, (y) at the election of Buyer, the Seller Warrant from the Treasury Department, in each case prior to or concurrently with the Effective Time of the Merger.  Buyer shall (A) fund the purchase by Buyer (or one of its Subsidiaries), or the redemption by Seller, of all of the Series B Preferred Stock from the Treasury Department and (B) at Buyer’s election, fund the purchase by Buyer (or one of its Subsidiaries), or the repurchase or redemption by Seller, of the Seller Warrant from the Treasury Department (the “Warrant Purchase”). The method of funding of such purchase, repurchase or redemption shall be mutually agreed to by Buyer and Seller, subject to any formal or informal Treasury Department requirements.  In furtherance of the foregoing, Seller shall provide, and shall cause its Subsidiaries and the Seller Representatives to provide, all reasonable cooperation and take all reasonable actions as may be requested by Buyer in connection with such purchase, repurchase or redemption, including by (i) furnishing all information concerning

Seller and the Seller Subsidiaries that Buyer or any applicable Governmental Authority may request in connection with such purchase, repurchase or redemption or with respect to the effects of such purchase on Buyer or its pro forma capitalization; (ii) assisting with the preparation of any analyses or presentations Buyer deems necessary or advisable in its reasonable judgment in connection with such purchase, repurchase or redemption or the effects thereof; and (iii) entering into any agreement with the Treasury Department (including any letter agreement among Seller, Buyer and the Treasury Department) to effect the purchase, repurchase or redemption of such shares or the Seller Warrant, as the case may be, as Buyer may reasonably request.

7.10           Supplemental Indenture

To the extent required, the parties hereto shall take all actions necessary prior to the Effective Time to enter into a Supplemental Indenture with the Trustee of the Indenture dated September 20, 2007 for the junior subordinated debentures issued by Seller to evidence Buyer’s assumption of Seller’s obligations thereunder.

ARTICLE EIGHT

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES

8.01.           Conditions to the Obligations of Buyer and Buyer Sub

The obligations of Buyer and Buyer Sub under this Agreement shall be subject to the satisfaction, or written waiver by Buyer prior to the Closing Date, of each of the following conditions precedent:

(a)
The representations and warranties of Seller and Seller Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though such representations and warranties were also made as of the Closing Date, except that those representations and warranties which by their terms speak as of a specific date shall be true and correct as of such date (except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a material adverse effect); and Buyer and Buyer Sub shall have received a certificate, dated the Closing Date, signed on behalf of Seller and Seller Sub, by their respective chief executive officers and chief financial officers, to such effect.

(b)
Seller shall have performed in all material respects all of its covenants and obligations under this Agreement to be performed by it on or prior to the Closing Date, including those relating to the Closing, and Buyer and Buyer Sub shall have received a certificate, dated the Closing Date, signed on behalf of Seller and Seller Sub by their respective chief executive officers and chief financial officers, to such effect.

(c)	Buyer shall have received the written opinion of K&L Gates LLP (“K&L”), tax counsel to Buyer, dated the Closing Date, to the effect that,

on the basis of facts, representations and assumptions set forth in such opinion, the Merger and the Bank Merger will each be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.  In rendering its opinion, K&L will require and rely upon customary certificates and representations contained in letters from Buyer and Seller and officers of each that counsel to Buyer reasonably deems relevant.  Such certificates and representations shall be delivered at such time or times as may be requested including the effective date of the registration statement and the Effective Time.

(d)
Buyer shall have obtained the consent or approval of each person (other than Governmental Authorities and Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect, after the Effective Time, on the Surviving Corporation.

(e)
Except as provided in Section 3.01(t)(x) of the Seller Disclosure Schedule, Seller and the Seller Subsidiaries shall not be a party to any contract, plan or arrangement (written or otherwise) (including provisions that become operative by virtue of this Agreement) covering any disqualified individual (within the meaning of Section 280G of the Code) of the Seller or any of its Subsidiaries that provides for payments (including but not limited to liability associated with any gross-up payment under any such contract, plan or arrangement) that will result in any nondeductible compensation under Section 280G of the Code or will result in an excise tax payable by such disqualified individuals under Section 4999 of the Code.

8.02.	Conditions to the Obligations of Seller and Seller Sub

The obligations of Seller and Seller Sub under this Agreement shall be subject to satisfaction, or written waiver by Seller prior to the Closing Date, of each of the following conditions precedent:

(a)
The representations and warranties of Buyer and Buyer Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were also made as of the Closing Date, except that those representations and warranties which by their terms speak as of a specific date shall be true and correct as of such date (except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a material adverse effect); and Seller and Seller Sub shall have received a certificate, dated the Closing Date, signed on behalf of Buyer and Buyer Sub by Buyer’s chief executive officer and chief financial officer to such effect.

(b)
Buyer shall have performed in all material respects all of its covenants and obligations under this Agreement to be performed by it on or prior to the Closing Date, including those related to the Closing, and Seller and Seller Sub shall have received a certificate, dated the Closing Date, signed on behalf of Buyer and Buyer Sub by Buyer’s chief executive officer and chief financial officer to such effect.

(c)
Seller shall have received the written opinion of Spidi & Fisch, PC, counsel to Seller (“Seller’s Counsel”), dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.  In rendering its opinion, Seller’s Counsel will require and rely upon customary certificates and representations contained in letters from Buyer and Seller and officers of each that counsel to Seller reasonably deems relevant.  Such certificates and representations shall be delivered at such time or times as may be requested including the effective date of the registration statement and the Effective Time.

(d)	Seller shall have received a certificate from the Exchange Agent acknowledging its receipt of the Exchange Fund.

8.03.           Mutual Conditions

The obligations of Seller and Buyer under this Agreement shall be subject to the satisfaction, or written waiver by Buyer and Seller prior to the Closing Date, of each of the following conditions precedent:

(a)	The shareholders of Seller shall have duly adopted this Agreement by the Required Seller Vote.

(b)
All approvals of Governmental Authorities and Regulatory Authorities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals or statute, rule or order shall contain any conditions, restrictions or requirements which would reasonably be expected to have a material adverse effect after the Effective Time on the present or prospective consolidated financial condition, business or operating results of the Surviving Corporation.

(c)
No temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Bank Merger shall be in effect.  No Governmental Authority or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, deemed applicable or entered any statute, rule, regulation, judgment, decree, injunction or other order prohibiting consummation of the transactions contemplated by this Agreement or making the Merger or the Bank Merger illegal.

(d)
The Registration Statement shall have been declared effective under the Securities Act and no stop-order or similar restraining order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated by the SEC.

(e)
Buyer shall have received all state securities and “blue sky” permits and other authorizations and approvals necessary to consummate the Merger, the Bank Merger and the other transactions contemplated hereby and no order restraining the ability of Buyer to issue Buyer Shares pursuant to the Merger shall have been issued and no proceedings for that purpose shall have been initiated or threatened by any state securities administrator.

(f)	The Buyer Shares to be issued in the Merger shall have been approved for listing on the Nasdaq subject to official notice of issuance.

ARTICLE NINE

CLOSING
9.01.           Closing

The closing (the “Closing”) of the transactions contemplated by this Agreement shall be held at Buyer’s main office in Wheeling, West Virginia, commencing at 9:00 a.m. local time, on a date mutually acceptable to Buyer and Seller, which date shall not be earlier than the third business day to occur after the last of the conditions set forth in Article Eight shall have been satisfied or waived in accordance with the terms of this Agreement (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) or later than the last day of the month in which such third business day occurs (except that if such third business day occurs on or after the twenty-fifth day of such month, the date of the Closing shall not be later than the last day of the next succeeding month); provided that no such election shall cause the Closing to occur on a date after that specified in Section 11.01(b) of this Agreement or after the date or dates on which any Governmental Authority or Regulatory Authority approval or any extension thereof expires, and provided further, that if Seller has delivered a termination notice pursuant to the provisions of Section 11.01(d)(iv), the Closing Date shall be the third business day following delivery of the Buyer Top-up Notice, if any.  The date of the Closing is sometimes herein called the “Closing Date.”

9.02.           Closing Transactions Required of Buyer

At the Closing, Buyer shall cause all of the following to be delivered to Seller:

(a)	The certificates of Buyer and Buyer Sub contemplated by Section 8.02(a) and (b) of this Agreement.

(b)	Copies of resolutions adopted by the directors of each of Buyer and Buyer Sub, approving and adopting this Agreement and authorizing the consummation of the transactions described herein and taking such other actions as Seller may reasonably request, accompanied by a certificate of the secretary or assistant secretary of each of Buyer and Buyer Sub, as applicable, dated as of the Closing Date, and certifying (i) the date and manner of adoption of each such resolution; and (ii) that each such resolution is in full force and effect, without amendment or repeal, as of the Closing Date.

(c)	The opinion of counsel to Buyer contemplated by Section 8.01(d) of this Agreement.

(d)
Articles of merger duly executed by Buyer and Buyer Sub, as the case may be, in accordance with the WVBCA and the PBCL and in appropriate form for filing, respectively, with the Secretary of State of West Virginia and the West Virginia Department.

(e)	A certificate from the Exchange Agent acknowledging receipt of the Exchange Fund.

9.03.           Closing Transactions Required of Seller

At the Closing, Seller shall cause all of the following to be delivered to Buyer:

(a)
Articles of merger duly executed by Seller and Seller Sub, as the case may be, in accordance with the WVBCA and the PBCL and in appropriate form for filing, respectively, with the Secretary of State of West Virginia and the Department.

(b)	The certificates of Seller and Seller Sub contemplated by Sections 8.01(a) and (b) of this Agreement.

(c)
Copies of all resolutions adopted by the directors and the shareholders of each of Seller and Seller Sub approving and adopting this Agreement and authorizing the consummation of the transactions described herein and taking such other actions as Buyer may reasonably request, accompanied by a certificate of the secretary or the assistant secretary of each of Seller and Seller Sub, dated as of the Closing Date, and certifying (i) the date and manner of the adoption of each such resolution; and (ii) that each such resolution is in full force and effect, without amendment or repeal, as of the Closing Date.

(d)	The opinion of counsel to Seller contemplated by Section 8.02(c) of this Agreement.

ARTICLE TEN

NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

10.01.                      Non-Survival of Representations, Warranties and Covenants

The representations, warranties and covenants of Buyer, Buyer Sub, Seller, and Seller Sub set forth in this Agreement, or in any document delivered pursuant to the terms hereof or in connection with the transactions contemplated hereby, shall not survive the Closing and the consummation of the transactions referred to herein, other than covenants which by their terms are to survive or be performed after the Effective Time (including, without limitation, those set forth in Articles One and Two, and Sections 6.02, 6.06, 6.07, 7.01, 7.02 and 7.05, this Section 10.01 and Article Twelve); except that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive the Surviving Corporation or the Surviving Bank Corporation (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either Seller or Buyer.

ARTICLE ELEVEN

TERMINATION

11.01.                      Termination

This Agreement may be terminated and the Merger and the Bank Merger abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Seller:

(a)	By mutual written agreement of Seller and Buyer duly authorized by action taken by or on behalf of their respective Boards of Directors;

(b)	By either Seller or Buyer, if its respective Board of Directors so determines, upon written notification to the non-terminating party by the terminating party:

(i)
at any time after March 31, 2013, if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party;

(ii)	if the shareholders of Seller shall not have adopted this Agreement by reason of the failure to obtain the Required Seller Vote upon a vote held at a Seller Meeting, or any adjournment thereof; or

(iii)
if the approval of any Governmental Authority or Regulatory Authority required for consummation of the Merger, the Bank Merger and the other transactions contemplated by this Agreement shall have been denied by final non-appealable action of such Governmental Authority or Regulatory Authority.

(c)	By Buyer, if its Board of Directors so determines, by providing written notice to Seller:

(i)
if prior to the Closing Date, any representation and warranty of Seller or Seller Sub shall have become untrue such that the condition set forth at Section 8.01(a) would not be satisfied and which breach has not been cured within 30 calendar days following receipt by Seller of written notice of breach or is incapable of being cured during such time period;

(ii)
if Seller or Seller Sub shall have failed to comply in any material respect with any covenant or agreement on the part of Seller or Seller Sub contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply shall not have been cured within 30 calendar days following receipt by Seller of written notice of such failure to comply or is incapable of being cured during such time period; or

(iii)
if (i) the Seller Board (A) modifies, qualifies, withholds or withdraws the Seller Board Recommendation in a manner adverse to Buyer in connection with the transactions contemplated by this Agreement (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Seller Board Recommendation), or makes any statement, filing or release, in connection with the Seller Meeting or otherwise, inconsistent with the Seller Board Recommendation, (B) breaches its obligations to call, give notice of and commence the Seller Meeting under Section 7.06(e), (C) approves or recommends an Acquisition Proposal, (D) fails to publicly recommend against a publicly announced Acquisition Proposal within ten (10) business days of being requested to do so by Buyer, (E) fails to publicly reconfirm the Seller Board Recommendation within ten (10) business days of being requested to do so by Buyer, or (F) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions or (ii) there shall have been a material breach by Seller of Section 5.03.

(d)	By Seller, if its Board of Directors so determines, by providing written notice to Buyer:

(i)
if prior to the Closing Date, any representation and warranty of Buyer or Buyer Sub shall have become untrue such that the condition set forth at Section 8.02(a) would not be satisfied and which breach has not been cured within 30 calendar days following receipt by Buyer of written notice of breach or is incapable of being cured during such time period;

(ii)
if Buyer or Buyer Sub shall have failed to comply in any material respect with any covenant or agreement on the part of Buyer or Buyer Sub contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply shall not have been cured within 30 calendar days following receipt by Buyer of written notice of such failure to comply or is incapable of being cured during such time period;

(iii)	in connection with entering into a definitive agreement to effect a Superior Proposal after making a Seller Subsequent Determination in accordance with Section 5.03(e); or

(iv)	at any time during the five-day period commencing on the Walkaway Determination Date (the “Seller Walkaway Right”), if:

(1)	the Average Closing Price (as defined below) shall be less than the product of 0.85 and the Starting Price (as defined below); and

(2)
(a) the number obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the “Buyer Ratio”) shall be less than (b) the number obtained by dividing the Index Price (as defined below) on the Walkaway Determination Date (as defined below) by the Index Price on the Starting Date (as defined below) (the “Index Ratio”) and subtracting 0.15 from such quotient;

subject to the following.  If Seller elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Buyer; provided that such notice of election to terminate may be withdrawn by Seller at any time within the aforementioned five-day period.  During the five-day period commencing with its receipt of such notice, Buyer shall have the option of paying additional Merger Consideration by increasing the Exchange Ratio to equal the number obtained by dividing (1) $18.00 by the greater of (i) the product of 0.85 and the Starting Price or (ii) the product obtained by multiplying the Index Ratio by the Starting Price (the “Buyer Top-up Notice”).  If Buyer makes this election, within such five-day period, it shall give prompt written notice to Seller of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 11.01(d)(iv) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio after giving effect to any adjustment made pursuant to this Section 11.01(d)(iv).

For purposes of this Section 11.01(d)(iv), the following terms shall have the following meanings:

“Average Closing Price” means the average of the last reported sale price per share of the Buyer Shares as reported on the Nasdaq (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for each of the 20 consecutive trading days ending on the Walkaway Determination Date.

“Walkaway Determination Date” means the later of (i) the first date on which all necessary bank regulatory approvals or non-objections have been received (disregarding any waiting period), which list of such approvals and non-objections shall be mutually agreed upon in writing by Buyer and Seller within 30 days of the date of this Agreement or (ii) the date on which the Seller's shareholders approve this Agreement.

“Index Price” on a given date means the closing value of the Nasdaq Bank Index as reported on Bloomberg.com, or if not reported therein, in another mutually agreed upon authoritative source.

“Per Share Consideration” shall mean the Exchange Ratio multiplied by the Average Closing Price.

“Starting Price” shall mean the last reported sale price per share of Buyer Common Stock as reported on the Nasdaq (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) on the Starting Date.

“Starting Date” shall mean the last full trading day prior to the announcement by press release of the Merger or, if such announcement occurs after the close of trading on any trading day, such trading day.

If Buyer declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, non-acquisitive exchange of shares or similar transaction between the Starting Date and the Walkaway Determination Date (or establishes a record date in respect thereof), the prices for the common stock of Buyer shall be appropriately adjusted for the purposes of applying this Section 11.01(d)(iv).

11.02     Effect of Termination.

(a)
If this Agreement is validly terminated by either Seller or Buyer pursuant to Section 11.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of Seller, Seller Sub, Buyer or Buyer Sub, except (i) that the provisions of Sections 7.01, 7.05, 12.06, 12.07, 12.11 and this Article Eleven will continue to apply following any such termination, (ii) that nothing contained herein shall relieve any party hereto from liability for breach of its representations, warranties, covenants or agreements contained in this Agreement and (iii) as provided in paragraphs (b)-(f) below.

(b)
Seller shall promptly pay to Buyer a termination fee of $3,200,000 (the “Termination Fee”) if this Agreement is terminated by (i) Buyer pursuant to Section 11.01(c)(iii) or (ii) Seller pursuant to Section 11.01(d)(iii) and, and in the case of both (i) and (ii), prior to the date that is 12 months after the date of such termination, Seller consummates an Acquisition Transaction or enters into any definitive agreement with respect to an Acquisition Transaction.

(c)
In the event that this Agreement is terminated by Buyer or Seller pursuant to Section 11.01(b)(ii) or Section 11.01(b)(i) due to the failure to obtain the approval of Seller’s shareholders required for the consummation of the Merger (provided that Buyer and Buyer Sub have complied with the requirements of Section 6.10 hereto), and (i) an Acquisition Proposal with respect to Seller shall have been publicly announced, disclosed or otherwise communicated to the Seller Board prior to the date specified in Section 11.01(b)(i) and prior to the Seller Meeting, and (ii) within twelve (12) months of such termination, Seller shall have entered into a definitive agreement with respect to, or Seller shall have consummated, an Acquisition Transaction, then Seller shall pay to Buyer an amount equal to the Termination Fee.

(d)
In the event that this Agreement is terminated by Buyer pursuant to Sections 11.01(c)(i) or (ii) and (A) an Acquisition Proposal with respect to Seller shall have been publicly announced, disclosed or otherwise communicated to the Seller Board prior to any breach by Seller of any representation, warranty, covenant or other agreement giving rise to such termination by Buyer or during the cure period therefor provided in Sections 11.01(c)(i) or (ii) and (B) within twelve (12) months of such termination, Seller shall have entered into a definitive agreement with respect to, or Seller shall have consummated, an Acquisition Transaction, then Seller shall pay to Buyer an amount equal to the Termination Fee.

(e)
Any payment of the Termination Fee required to be made pursuant to this Section 11.02 shall be made not more than two (2) business days after the date of the event giving rise to the obligation to make such payment, unless the Termination Fee is payable as a result of the termination of this

Agreement by Seller pursuant to Section 11.01(d)(iii), in which case, the Termination Fee shall be payable concurrently with such termination. All payments under this Section 11.02 shall be made by wire transfer of immediately available funds to an account designated by Buyer.

(f)
Buyer and Seller acknowledge that the agreements contained in this Section 11.02 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer would not enter into this Agreement. Accordingly, if Seller fails promptly to pay any amount due pursuant to this Section 11.02 and, in order to obtain such payment, Buyer commences a suit which results in a judgment against Seller for the amount set forth in this Section 11.02, Seller shall pay to Buyer its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee at a rate per annum equal to three-month LIBOR (as reported in The Wall Street Journal (Northeast edition), or if not reported therein, in another authoritative source selected by the party to which the payment is due) plus 200 basis points as in effect on the date such payment was required to be made.

ARTICLE TWELVE

MISCELLANEOUS
12.01.         Notices

All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be given in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand or by telecopy, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if sent by certified mail, postage prepaid, return receipt requested.  All notices thereunder shall be delivered to the following addresses:

If to Seller, to:

Fidelity Bancorp, Inc.
1009 Perry Highway
Pittsburgh, Pennsylvania 15237
Attn: Chief Executive Officer
Facsimile Number:  (412) 364-6504

with a copy to:

Spidi & Fisch, PC
1227 25th Street, NW
Suite 200 West
Washington, DC 20037
Attn:  Richard Fisch, Esq.
Facsimile Number:  (202) 379-1731

If to Buyer, to:

WesBanco, Inc.
1 Bank Plaza
Wheeling, WV 26003
Attn: Chief Executive Officer
Facsimile Number: (304) 234-9450

with a copy to:

Phillips, Gardill, Kaiser & Altmeyer, PLLC
61 Fourteenth Street
Wheeling, WV 26003
Attention: James C. Gardill, Esq.
Facsimile Number: (304) 232-6810

Any party to this Agreement may, by notice given in accordance with this Section 12.01, designate a new address for notices, requests, demands and other communications to such party.

12.02.      Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which taken together shall be deemed to constitute a single instrument.

12.03.      Entire Agreement; No Third-Party Rights

This Agreement and the related Non-Disclosure Agreement dated May 30, 2012 as accepted by Seller and Buyer (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Letter of Confidentiality and (b) except for the provisions of Article Two, Sections 6.02, 6.06, 6.07 and 7.01 of this Agreement, are not intended to confer upon any person other than the parties hereto and thereto (and their respective successors and assigns) any rights or remedies.

12.04.      Successors and Assigns

This Agreement shall inure to the benefit of and be binding upon the respective successors and assigns (including successive, as well as immediate, successors and assigns) of the parties hereto.  This Agreement may not be assigned by either party hereto without the prior written consent of the other party.

12.05.      Captions

The captions contained in this Agreement are included only for convenience of reference and do not define, limit, explain or modify this Agreement or its interpretation, construction or meaning and are in no way to be construed as part of this Agreement.

12.06.      Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of West Virginia without giving effect to principles of conflicts or choice of laws (except to the extent that mandatory provisions of Federal law are applicable).

12.07.      Payment of Fees and Expenses

Except as otherwise agreed in writing, each party hereto shall pay all costs and expenses, including legal and accounting fees, and all expenses relating to its performance of, and compliance with, its undertakings herein.  All fees to be paid to Governmental Authorities and Regulatory Authorities in connection with the transactions contemplated by this Agreement shall be borne by Buyer.

12.08.      Amendment

From time to time and at any time prior to the Effective Time, this Agreement may be amended only by an agreement in writing executed in the same manner as this Agreement, after authorization of such action by the Boards of Directors of the Constituent Corporations; except that after the Seller Meeting, this Agreement may not be amended if it would alter or change the amount or kind of the Common Stock Merger Consideration, violate the PBCL or the federal securities laws or the rules of the Nasdaq or the Nasdaq GM.

12.09.      Waiver

The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

12.10.      Disclosure Schedules

In the event of any inconsistency between the statements in the body of this Agreement and those in the Seller Disclosure Schedule or the Buyer Disclosure Schedule (other than an exception expressly set forth as such in the Seller Disclosure Schedule or the Buyer Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

12.11.      Waiver of Jury Trial

Each of the parties hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

12.12.      Severability

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.13       Specific Performance

The Parties agree that the remedy at law for any breach of the terms and conditions of this Agreement by them may be inadequate and that in addition to, and not in limitation of any other remedies that Buyer, Buyer Bank, Seller or Seller Sub may have at law or under this Agreement, Buyer, Buyer Bank, Seller or Seller Sub shall be entitled to specific performance or injunctive relief or other equitable relief from any court of competent jurisdiction from any breach or purported breach of this Agreement; provided, however, that no specific performance will be available to Buyer or Buyer Bank if they have already received the Termination Fee.

[Remainder of page intentionally left blank;  Signature page follows]

IN WITNESS WHEREOF, this Agreement and Plan of Merger has been executed on behalf of Buyer, Buyer Sub, Seller and Seller Sub to be effective as of the date set forth in the first paragraph above.

ATTEST:	WESBANCO, INC.

/s/ Linda Woodfin	By:	/s/ Paul M. Limbert
Printed Name: Paul M. Limbert
Title: President and Chief Executive Officer

ATTEST:	WESBANCO BANK, INC.

/s/ Linda Woodfin	By:	/s/ Paul M. Limbert
Printed Name: Paul M. Limbert
Title: President and Chief Executive Officer

ATTEST:	FIDELITY BANCORP, INC.

/s/ Debra Marsh	By:	/s/ Richard G. Spencer
Printed Name: Richard G. Spencer
Title: President and Chief Executive Officer

ATTEST:	FIDELITY SAVINGS BANK

/s/ Debra Marsh	By:	/s/ Richard G. Spencer
Printed Name: Richard G. Spencer
Title: President and Chief Executive Officer

EXHIBIT A

Richard G. Spencer
Christopher S. Green
Robert F. Kastelic
Oliver D. Keefer
Donald J. Huber
J. Robert Gales
Michael A. Mooney
Lisa L. Griffith
Sandra L. Lee
Anthony F. Rocco
Richard L. Barron